UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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BE Aerospace, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BE AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 25, 2012

Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc., a Delaware corporation (the “Company”), will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Wednesday, July 25, 2012 for the following purposes:

1.	To elect two Class III Directors;

2.	To consider and act upon a proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis;

3.	To consider and act upon a proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the name of the Company to “B/E Aerospace, Inc.”;

4.	Ratification of the appointment of Independent Registered Public Accounting Firm;

5.	To consider and act upon a proposal to amend the BE Aerospace, Inc. 2005 Long-Term Incentive Plan; and

6.	To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on May 29, 2012 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

RYAN M. PATCH
Secretary

Wellington, Florida
June 12, 2012

i

BE AEROSPACE, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 25, 2012

PROXY STATEMENT

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 12, 2012.

The enclosed form of proxy is solicited on behalf of BE Aerospace, Inc. (the “Company”) to be voted at the 2012 Annual Meeting of Stockholders to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Wednesday, July 25, 2012, or at any adjournment or postponement thereof.

If you are a stockholder of record, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote in person at the annual meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 25, 2012 to be counted.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 25, 2012 to be counted.

●	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Thomas P. McCaffrey and Ryan M. Patch.

The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and telegram from brokerage houses and by other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson Shareholder Communications, Inc. to assist in solicitation of proxies for a fee of $7,000 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on May 29, 2012 are entitled to receive notice of and to vote at the meeting. As of April 24, 2012 the Company had 104,444,653 shares of common stock issued and 103,905,463 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s by-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The two nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors. The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposals Nos. 2 through 5.

The inspector of election will count the total number of votes cast “for” the nominee for election as a director or “for” approval of Proposals Nos. 2 through 5 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal. The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposals Nos. 2 through 5; or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals Nos. 2 through 5. “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2011 accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS

BE Aerospace, Inc.’s Proxy Statement and Annual
Report on Form 10-K are available at
www.beaerospace.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors (the “Board”) nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board of Directors, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman of the Board and the Nominating and Corporate Governance Committee seek to create a Board of Directors that is strong in its collective skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board of Directors, on an annual basis, the current composition of the Board of Directors in light of characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board Committees further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board. In connection with its most recent annual review, the Nominating and Corporate Governance Committee recommended the nomination of Messrs. Richard G. Hamermesh and Amin J. Khoury, two of the three directors currently designated as Class III Directors, whose terms expire at the meeting, to serve as Class III Directors for a term of three years, expiring at the 2015 Annual Meeting of Stockholders. Our third class III director Mr. Charles L. Chadwell is not standing for re-election when his term expires in July 2012.  If Messrs. Hamermesh and Khoury are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board of Directors will have an excellent Board composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The biographies of Messrs. Hamermesh and Khoury and our continuing current directors below contain information regarding each nominee’s and continuing current directors’ experience, qualifications and skills. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board of Directors and the needs of the Board of Directors at a given point in time.

In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board of Directors shall encompass a range of talent, skills and expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal address in Wellington, Florida. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given no later than the earlier of (i) 50 days before the first anniversary of the last Annual Meeting of Stockholders or (ii) if less than 60 days notice of the date of the Annual Meeting of Stockholders at which directors are to be elected is given, within ten days after such notice. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2012 Annual Meeting of Stockholders.

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Richard G. Hamermesh and Amin J. Khoury, two of the three directors currently designated as Class III Directors, whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

If elected, Messrs. Richard G. Hamermesh and Amin J. Khoury will serve as Class III Directors for a term of three years, expiring at the 2015 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Richard G. Hamermesh and Amin J. Khoury will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age, Business Experience and Current Directorships	Director
Since

RICHARD G. HAMERMESH, 64	1987

Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 25 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 24 years as a member of our Board of Directors), uniquely qualify him to serve as a member of our Board of Directors.

AMIN J. KHOURY, 73	1987

Amin J. Khoury has been the Chairman of the Board of Directors since July 1987 when he co-founded the Company. Mr. Khoury was appointed Chief Executive Officer effective December 31, 2005. Mr. Amin J. Khoury also served as the Company’s Chief Executive Officer from July 1987 through April 1996. Since 1986, Mr. Khoury has been a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial maxillofacial and spine implants. Mr. Khoury holds a Masters Professional Director Certification from the American College of Corporate Directors. Mr. Khoury’s education, his business experience, which includes having co-founded our Company, and serving as Chairman and CEO since 1987, during which he was primarily responsible for the development and execution of our business strategies that resulted in the growth in our business from a single product line business with $3.5 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world’s leading distributor of aerospace consumable products, with annual revenues in 2011 of $2.5 billion, uniquely qualify him to serve as a member of our Board of Directors.

Mr. Khoury has led both our acquisition strategy and our operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 25 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES.

Current Directors

	Director	Term
Name, Age, Business Experience and Current Directorships	Since	Expires

CHARLES L. CHADWELL, 71	2007	2012

Charles L. Chadwell has been a Director since January 2007. He was the Vice President and General Manager, Commercial Engine Operations for GE Aircraft Engines, from which he retired in 2002. After joining General Electric in 1965, he held a variety of management positions, including: Program Manager, CF6-80C program; Plant Manager, GE Aircraft Engines’ Wilmington, North Carolina plant; General Manager, GE Aircraft Engines’ Sourcing Operations; General Manager, Production Operations, GE Aircraft Engines’ Lynn, Massachusetts plant; Vice President, GE Aircraft Engines Human Resources; and Vice President and General Manager, Production and Procurement, GE Aircraft Engines. Mr. Chadwell currently serves on the Boards of Spirit AeroSystems Holdings Inc., Parkway Products Inc. and is Chairman of the Board of PaR Systems. Mr. Chadwell’s education and business experience, including his senior management roles with General Electric in human resources, production and procurement, program management, and as a general manager with oversight responsibilities for engineering, supply chain and procurement, production, finance and human resources, as well as his intimate knowledge of our business and industry, has uniquely qualified him to serve as a member of our Board of Directors. Mr. Chadwell will not be standing for re-election to the Board of Directors when his term expires in July 2012.

ROBERT J. KHOURY, 70	1987	2014

Robert J. Khoury has been a Director since July 1987, when he co-founded the Company. On December 31, 2005, Mr. Khoury retired from service as the Company’s President and Chief Executive Officer, a position he held since August 2000. From April 1996 through August 2000, he served as Vice Chairman of the Company. Mr. Khoury currently serves on the Board of Governors of the Aerospace Industries Association. Mr. Khoury also presently serves on the Board of Directors of Mar-Test, Inc., a leading provider of low-cycle fatigue testing for the aerospace and medical industries. Mr. Khoury has his Professional Director Certification from the American College of Corporate Directors. Mr. Khoury is the brother of Amin J. Khoury, our Chairman and Chief Executive Officer. During Mr. Khoury’s 20-year tenure as COO and/or CEO he oversaw the integration of numerous acquired businesses including the alignment of our business processes and I.T. systems across all functions, implemented lean manufacturing and oversaw the implementation of best practices in human resources. These experiences, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board of Directors.

JONATHAN M. SCHOFIELD, 71	2001	2014

Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman and CEO of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, and served as Chairman from February 2000 until his retirement in March 2001. Prior to 1989, Mr. Schofield served in various executive positions at Pratt & Whitney, a division of United Technologies Corporation. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the Board of Directors of Nordam Group, is a trustee of LIFT Trust and was formerly a member of the Board of Directors of Aero Sat, Inc. and TurboCombustor Technology, Inc.  Mr. Schofield’s education, aerospace industry business experience, including his role as Chairman and CEO of Airbus North America, and as President of United Technologies International during which he developed and executed global marketing strategies and interfaced with procurement, finance and human resources, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board of Directors.

MICHAEL F. SENFT, 53	2012	2013

Michael F. Senft has been a Director since February 2012. Mr. Senft is currently a Managing Director of Moelis & Company, where he provides strategic advisory services to clients in a variety of industries, including the Industrials, Metals and Mining and Food sectors. Since 1993 Mr. Senft has been a highly valued adviser to our Company, having structured and placed or advised our Company on long-term capital transactions totaling over $4 billion and advising our Company essentially on all our strategic acquisitions. Mr. Senft has almost 30 years of experience as an investment banker, including prior roles as Global Head of Leveraged Finance at CIBC, and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft is also President of Crucible Associates LLC, a private investment vehicle he founded in 2009. From 2008 to 2010, Mr. Senft served on the Board of Directors of Moly Mines Ltd, a development stage mining company publicly listed on the Australian and Toronto stock exchanges and from 1991 to 1994 he served on the Board of Directors of Del Monte Foods. Mr. Senft’s education and extensive experience in strategic business planning coupled with deep understanding of our business, uniquely qualify him to serve as a member of our Board of Directors.

JOHN T. WHATES, Esq., 64	2012	2013

John T. Whates has been a Director since February 2012. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is Chairman of the Board of Dynamic Healthcare Systems, Inc., a company that provides enterprise technology software solutions to healthcare organizations. From 1994 to 2011, Mr. Whates was a tax and financial advisor to our Company, providing business and tax advice on essentially all of our significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whate’s extensive experience, multi-dimensional educational background, and thorough knowledge of our Company, uniquely qualify him to serve as a member of our Board of Directors.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

The Board of Directors held five meetings during 2011. Currently, the Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All continuing members of our Board of Directors are expected to attend our Annual Meeting of Stockholders, absent extenuating circumstances, and in 2011, all then current members attended our Annual Meeting of Stockholders. The Board of Directors has determined that Messrs. Chadwell, Hamermesh, Schofield, Senft and Whates are independent under NASDAQ Stock Market rules. Each member of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and of the Committees of the Board on which the director served during 2011.

On February 29, 2012, Mr. Wegner, a member of our Board of Directors since 2007, retired from the Board of Directors for health reasons. The Company has thanked Mr. Wegner for his significant contributions and services as a member of our Board of Directors. During 2011, Mr. Wegner served on the Audit Committee and the Nominating and Corporate Governance Committee. Messrs. Senft and Whates joined our Board of Directors in 2012 and serve on each of the three standing Committees.

On April 2, 2012, Mr. Cowart, a member of our Board of Directors since 1989, resigned from the Board of Directors so that he could devote his attention to his ongoing business ventures. During 2011, Mr. Cowart served as the Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. The Company has thanked Mr. Cowart for his significant contributions and services as a member of our Board of Directors.

On April 25, 2012, Mr. Chadwell, a member of our Board of Directors since 2007, informed the Company that he would not be standing for re-election when his term expires in July 2012. Mr. Chadwell has served as a member of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. The Company has thanked Mr. Chadwell for his significant contributions and services as a member of our Board of Directors.

The Audit Committee is currently composed of Messrs. Hamermesh, Senft and Whates, with Mr. Hamermesh serving as Chairman. The Audit Committee held four meetings during 2011. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ Stock Market and Securities and Exchange Commission, or SEC, rules. The Audit Committee operates under a written charter adopted and approved by our Board of Directors.

The Compensation Committee is currently composed of Messrs. Chadwell, Schofield, Senft and Whates with Mr. Schofield serving as Chairman. The Compensation Committee held four meetings during 2011. The Compensation Committee provides recommendations to the Board of Directors regarding compensation matters and oversees the Company’s incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board of Directors.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of the NASDAQ Stock Market. Our CEO, COO, CFO and Vice President, Human Resources attended portions of some or all of the Compensation Committee meetings during 2011 at the invitation of the Compensation Committee. Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets. Our Vice President-Law, General Counsel and Secretary also attended the meetings during 2011 to provide the Compensation Committee with information to consider in respect to his area of expertise. Our Vice President-Law, General Counsel and Secretary also serves as secretary to the Compensation Committee. On no occasion were any of our Named Executive Officers involved in any discussion specifically relating to their own compensation, other than our CEO, who discussed both his performance and his compensation directly with our Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Chadwell, Hamermesh, Schofield, Senft and Whates, with Mr. Schofield serving as Chairman. The Nominating and Corporate Governance Committee held four meetings during 2011. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board of Directors by actively identifying individuals qualified to become Board members, recommending to the Board of Directors the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board of Directors. All of the members of the Nominating and Corporate Governance Committee support the nominations of Messrs. Hamermesh and Khoury.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.beaerospace.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this proxy statement.

Board Diversity

The Chairman of the Board of Directors together with the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board of Directors that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. The Nominating and Corporate Governance Committee believes our Board of Directors has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 200 years in the aerospace, defense and related industries.

Risk Oversight

Our Board of Directors takes an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company. The Board of Directors’ oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value. A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company. The Company's Chief Executive Officer, President, Chief Financial Officer and other members of senior management regularly evaluate and report to the Board of Directors on significant risks facing the Company. In addition, each Committee of the Board of Directors is also responsible for assessing the risk exposure related to its specific area. The Committees discuss matters of interest with the Company’s senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board of Directors, as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Leadership Structure

The Board of Directors believes that the Company and its stockholders have been and will continue to be well served by having the Company’s principal founder and Chief Executive Officer serve as Chairman of the Board of Directors. Mr. Amin J. Khoury has led both our acquisition strategy and our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 25 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board of Directors. The Board of Directors believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of the Company’s business and affairs.

The Board of Directors is composed of a majority of independent directors. The Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed solely of independent directors. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings industry, competitive and company-specific experience and expertise. The Board of Directors believes the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. Notwithstanding the above, the Board of Directors recognizes that, in the future, circumstances may necessitate that the roles of Chairman and Chief Executive Officer be separated and, therefore, the Board of Directors retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

One of the key responsibilities of the Board of Directors is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board of Directors believes, at this time, the combined role of Chairman and Chief Executive Officer, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board of Directors has not formally appointed a lead independent director, the Board of Directors believes that the current composition of the Board of Directors and the functioning of the independent directors effectively maintain independent oversight of the Company’s management. Five out of seven of the Company’s directors are independent and the chair and members of each of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors meet in regular executive sessions not attended by the non-independent directors and management in conjunction with each regular Board meeting and as they otherwise deem appropriate. At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board of Directors and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board of Directors, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated Committee to the discussed topic leads the discussion and the report to the full Board of Directors. During executive sessions directors also discuss and propose matters to be included in the agenda for future Board of Directors meetings.

Compensation Consultant

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages an independent outside executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our compensation process. The Compensation Committee selected Mercer Human Resource Consulting (“Mercer”) as its consultant for 2011 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the Compensation Committee on director and executive compensation trends and best practices. An affiliate of Mercer, Marsh Inc., provides risk management and insurance brokerage services to the Company, for which it was paid approximately $471,700 in 2011. None of these fees were related to executive or director compensation. The Compensation Committee has reviewed the risk management and broker services provided by Marsh Inc. and has determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in its work for the Compensation Committee. Mercer periodically participated in Compensation Committee meetings, and also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices. Mercer reports directly to the Compensation Committee. The individuals at Mercer who provide executive and director compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries, except for non-executive or director compensation consulting matters as specifically authorized by the Compensation Committee. Further, Mercer has not been engaged to advise the Company or its management on executive and director compensation matters. In 2011, Mercer was paid approximately $164,600 with respect to its services to the Compensation Committee. Greater detail regarding our compensation process is set forth below in our “Compensation Discussion and Analysis.”

Stockholder Communications with our Board of Directors

To facilitate the ability of stockholders to communicate with our Board of Directors, communications may be sent to: The Board of Directors, c/o The Corporate Secretary, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

Our Corporate Secretary reviews all correspondence addressed to the Board of Directors and regularly presents to the Board a summary of all such correspondence and forwards to the Board of Directors or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. In 2011, non-employee directors received an annual cash retainer of $85,000. In addition, the chairs of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also received additional annual cash retainers of $10,000, $10,000 and $5,000, respectively. All cash payments are made quarterly in arrears. We do not pay any additional fees for attendance at Board of Director or Committee meetings.

Non-employee directors also received an annual grant of restricted stock with a fair market value of $45,000 (determined as of the date of grant) during 2011 pursuant to our 2005 Long-Term Incentive Plan. The awards vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

In 2011 we contributed $30,000 of stock on behalf of each non-employee director to our Non-Employee Director Deferred Stock Plan. This amount is included as deferred share units under the plan. Directors may also elect to defer up to 100% of their cash and stock retainers under the plan. The deferred compensation is held in a share unit account under the plan until the termination of the director’s service and is distributed in a lump sum or in up to ten annual installments, as elected by the director. The directors are fully vested in the deferred shares at all times but have no rights as stockholders until distribution. In the event of a change of control (as defined in the plan), the share accounts under the plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board of Directors. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board of Directors.

During 2011, at the direction of the Compensation Committee, Mercer prepared a study of director compensation for our Company. Based on that study we adjusted our director compensation program effective January 1, 2012 to increase each element of compensation by 10%, thereby bringing our aggregate director compensation between the median and 75th percentile of our peer group.

Director compensation is recommended by the Compensation Committee and approved by the entire Board of Directors.

Our Board of Directors established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, directors are required to own shares of the Corporation’s common stock with a market value of at least three times their annual cash retainers. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2011, each of our directors was in compliance with our guidelines.

Consulting Arrangement with Robert J. Khoury. In January 2012, we amended the consulting agreement with Mr. Robert J. Khoury, our former President and Chief Executive Officer. Pursuant to the amended agreement Mr. Khoury agreed to provide certain specified services to us through December 31, 2014, including: periodic advice and consultation regarding Company operational matters such as lean manufacturing and related continuous improvement programs; sales, and marketing advice, assistance in maintaining key customer relationships through periodic customer visits and such other services mutually agreed upon by Mr. Khoury and the Company. In consideration for the consulting services, Mr. Khoury receives a consulting fee of $300,000 per calendar year. He is also entitled to an office, secretarial support and air travel in accordance with the Company’s policy regarding authorization and limitation on officer travel. The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties. If Mr. Khoury ceases to provide the consulting services as a result of his death or disability, he or his estate will be entitled to a lump sum payment equal to the consulting fees payable through the remainder of the consulting period. As a member of the Board of Directors, Mr. Khoury is also entitled to receive all compensation paid to our non-employee directors.

The following table summarizes the compensation paid to our non-employee directors in 2011:

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)
(a)	(b)	(c)	(g)		(h)
Charles L. Chadwell	63,750	97,121	--		160,871
Jim C. Cowart	47,500	123,875	--		171,375
Richard G. Hamermesh	85,000	75,523	--		160,523
Robert J. Khoury	85,000	75,528	377,343	(3)	537,871
Jonathan M. Schofield	100,000	75,523	--		175,523
Arthur E. Wegner	85,000	75,523	--		160,523

(1)
Includes all cash retainers earned by our non-employee directors as described above. In addition, includes amounts deferred as cash or into shares of common stock under the Directors Deferred Stock Plan at the director’s election.

(2)
The amounts reported in the Stock Awards column represent the aggregate full grant date fair value of (x) the annual restricted stock awards and (y) the deferred shares allocated to each director’s account under the Non-Employee Directors Deferred Stock Plan calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2011 included in our annual report on Form 10-K filed with the SEC on February 24, 2012.

(3)
The amount reported for Mr. Robert J. Khoury for 2011 includes payments under our consulting agreement with him of $263,300; personal use of the Company aircraft of $87,713; and executive medical coverage of $26,330. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering. The terms of our executive medical plan are set forth below in our “Compensation Discussion and Analysis.”

As of December 31, 2011, the aggregate number of outstanding deferred shares and unvested restricted stock awards held by each non-employee director was as follows:

		Unvested
	Deferred	Stock
	Shares	Awards
Name	(#)	(#)
Charles L. Chadwell	9,561	4,971
Jim C. Cowart	12,755	4,971
Richard G. Hamermesh	6,503	4,971
Robert J. Khoury	7,897	4,971
Jonathan M. Schofield	5,852	4,971
Arthur E. Wegner	6,597	4,971

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of three directors: Messrs. Hamermesh, Senft and Whates, and operates under a written charter adopted and approved by the Board of Directors, which is available on our website at www.beaerospace.com in the Investor Relations section. Mr. Hamermesh currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All three current directors serving on the Audit Committee are independent Committee members as defined by NASDAQ Stock Market and SEC rules. Our Board of Directors has determined that Mr. Hamermesh is an “audit committee financial expert” in accordance with SEC rules.

Report of the Audit Committee of the Board of Directors

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2011 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Standard AU 380, “Communication with Audit Committees,” and Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and discussed and reviewed the results of Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2011 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee
Richard G. Hamermesh
Michael F. Senft
John T. Whates

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with a non-binding advisory “say-on-pay” vote with respect to the compensation of our Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and tabular and narrative disclosures of this proxy statement. As approved by our stockholders at our 2011 annual meeting, we are submitting this non-binding vote on an annual basis.

We encourage stockholders to read the “Compensation Discussion and Analysis” set forth below which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives which provide detailed information on the compensation of our Named Executive Officers.

A key focus of our Compensation Committee is pay for performance. To this end, approximately 83% of our Chief Executive Officer’s 2011 total direct compensation was performance based and approximately 71% of our other Named Executive Officers’ total direct compensation was performance based. Additionally, our Compensation Committee follows a rigorous process that evaluates our performance versus the performance of our peer group when it approves the actual annual cash and long-term incentive compensation. This approach helps to ensure our compensation approach is effectively linking pay and performance.

We believe our performance in 2011 was well aligned with pay and reflects our record performance in 2011 in which we:

●	Set new records for revenues, net earnings, cash flow, bookings and backlog;
●	Exceeded our financial metrics and public financial guidance;
●	Expanded our operating margins by 120 basis points to 17.1%;
●	Were selected by Boeing as its exclusive manufacturer of modular lavatory systems for the B737 NG family of airplanes as well as the B737 Max;
●	Generated a book to bill ratio of approximately 1.2:1 and a record backlog (booked and unbooked) of nearly $8 billion;
●	Generated record free cash flow; and
●
Completed four “bolt-on” acquisitions to bolster key technologies and negotiated the acquisition of UFC Aerospace Corp., a leading provider of supply chain management and inventory logistics solutions.

We believe the above achievements were the key short-term drivers of intrinsic value creation during 2011. During the three-year period ended December 31, 2011, our share price increased by approximately 403%. We believe our stock was one of the best performing aerospace stocks for the three year period ended December 31, 2011.

As more fully described in our 2011 Compensation Discussion and Analysis, we recently adopted measures which prohibit members of our Board of Directors and our named Executive Officers from entering into any hedging activities with shares of our common stock.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Our stockholders approved our 2011 “say-on-pay” proposal by an affirmative vote of 82.1% of the votes cast (excluding abstentions and non-votes).

The say-on-pay vote is advisory only and is not binding on the Company. However, the Compensation Committee and our Board of Directors will consider the results of the stockholders’ vote and evaluate whether any actions should be taken in light of those results.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

AMENDMENT OF CERTIFICATE OF INCORPORATION TO CHANGE COMPANY’S NAME

On February 16, 2012, the Board of Directors deemed it advisable and approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the Company’s name to “B/E Aerospace, Inc.,” subject to stockholder approval. If approved by the stockholders, Article 1 of the Company’s Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“1. The name of the Corporation is B/E AEROSPACE, INC.”

The only change to the name of the Company is to include the forward slash punctuation mark between the “B” and the “E.” The purpose of this name change is to align the legal name of the Company, as filed with the Secretary of State of the State of Delaware, with the name that the Company is commonly referred to in the industry, thus avoiding any confusion. Further, “B/E” is how our name is presented in our logo.

If the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to change its name to B/E AEROSPACE, INC. is approved by its stockholders at the Annual Meeting, we will file a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the name change as soon as practicable after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO “B/E AEROSPACE, INC.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 24, 2012, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the four other most highly paid executive officers in 2011, (iii) each of the Company’s directors; and (iv) all of the Company’s Named Executive Officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock
	Beneficially Owned
			Percent of
	Number of Shares		Outstanding
	(1)		Shares
BlackRock, Inc.	6,179,525	(2)	5.99%
40 East 52nd Street
New York, NY 10022
Honeywell International Inc.	6,000,000	(3)	6.06%
101 Columbia Road,
Morristown, NJ 07962
FMR LLC	5,510,423	(4)	5.34%
82 Devonshire Street
Boston, MA 02109
Amin J. Khoury+*	324,492		**
Thomas P. McCaffrey+	129,576	(5)	**
Werner Lieberherr+	104,477		**
Richard Sharpe+	72,787		**
Wayne Exton+	62,759		**
Ryan Patch+	57,889		**
Sean Cromie+	24,631	(6)	**
Jonathan M. Schofield*	54,416	(7)	**
Richard G. Hamermesh*	22,076	(8)	**
Robert J. Khoury*	21,235	(9)	**
Charles L. Chadwell*	20,696	(10)	**
Michael F. Senft*	1,240	(11)	**
John T. Whates*	1,240	(11)	**
All Directors and Executive Officers as a group (15 Persons)	937,247		1%
____________________________
+ Named executive officer

* Director of the Company

** Less than 1 percent

(1)	As of April 24, 2012, the Company had 103,905,463 shares of common stock outstanding.

(2)
Based on information in the Schedule 13G/A, as of December 30, 2011, filed on February 13, 2012, BlackRock, Inc. reported sole voting and sole dispositive power over 6,179,525 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(3)
Based on information in the Schedule 13G, as of July 28, 2008, filed on August 4, 2008, Honeywell International Inc. reported sole voting and dispositive power over 750,741 shares and shared voting and dispositive power over 6,000,000 shares. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(4)
Based on information in the Schedule 13G/A, as of December 31, 2011, filed on February 14, 2012, FMR LLC reported sole voting power over 1,857,593 shares and sole dispositive power over 5,510,423 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(5)	Includes 7,618 shares owned pursuant to the Company’s 401(k) plan and 2,200 shares indirectly owned.

(6)	Includes 711 shares indirectly owned.

(7)	Includes 6,027 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock and Deferred Compensation Plan.

(8)	Includes 6,678 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock and Deferred Compensation Plan and 2,000 shares indirectly owned.

(9)	Includes 8,072 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock and Deferred Compensation Plan and 5,000 shares indirectly owned.

(10)	Includes 9,860 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock and Deferred Compensation Plan.

(11)	Includes 175 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock and Deferred Compensation Plan.

COMPENSATION DISCUSSION & ANALYSIS

The Objectives of our Named Executive Officer Compensation Program

The following Compensation Discussion and Analysis addresses the objectives and elements of our executive compensation program, how our Compensation Committee uses external information to assist their oversight of our executive compensation and how we measure individual and Company performance.

The objectives of our 2011 executive compensation program were as follows:

●	Provide a total compensation opportunity that is competitive with the market for executive talent, thereby enabling us to attract, retain and motivate our executives;

●	Ensure a strong relationship between pay and performance, including rewards for results that meet or exceed performance targets, and consequences for results that are below performance targets; and

●	Align executive and stockholder interests through the provision of long-term incentives that link executive compensation to strategic and intrinsic value creation.

Our Named Executive Officers

Our Named Executive Officers include our seven most highly compensated executives during 2011:

●
Amin J. Khoury has been the Chairman of the Board of Directors since July 1987 when he co-founded the company. Effective December 31, 2005, Mr. Amin J. Khoury was appointed Chief Executive Officer. Mr. Amin J. Khoury also served as the company’s Chief Executive Officer until April 1, 1996. Since 1986, Mr. Amin J. Khoury has been a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants. Mr. Amin J. Khoury holds an Advanced Director Certification from the Corporate Directors Group.

●
Werner Lieberherr was appointed President and Chief Operating Officer of BE Aerospace, Inc. effective December 31, 2010. Prior to this role, Mr. Lieberherr was the Senior Vice President & General Manager for the Commercial Aircraft Segment. Prior to joining BE Aerospace, Mr. Lieberherr spent 15 years with ABB and Alstom in the Energy Industry, serving in various senior management positions in Europe, Asia and as President of North America.

●
Thomas P. McCaffrey has been Senior Vice President and Chief Financial Officer since May 1993. From August 1989 through May 1993, Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant LLP.

●
Sean Cromie has been Vice President & General Manager for the Commercial Aircraft Segment since January 2011. From November 2007 to December 2010 Mr. Cromie served as Vice President and Managing Director of the Seating Facility in Kilkeel, Northern Ireland and previously as Business Unit Director. Prior to joining our company Mr. Cromie spent 13 years in operational and financial management roles with San Mina SCI, NACCO MHG and Kerry Group PLC.

●
Wayne R. Exton has been Vice President and General Manager, Business Jet Segment since May 2006. From November 2005 to April 2006, Mr. Exton served as Vice President and General Manager of the super first class division of the Business Jet Segment. Prior to joining our company, Mr. Exton spent nine years at the PLC (formerly Britax PLC) Britax Automotive and Aerospace Divisions of Britax PLC, serving in a variety of senior management positions including President, Vice President Operations and Director of Global Marketing and Sales. Before joining PLC, Mr. Exton held several senior management positions at Magneti Marelli (a division of Fiat), and Lucas Electrical.

●
Richard M. Sharpe has been Vice President and General Manager, Consumables Management Segment since March 2010. From May 2009 to March 2010, Mr. Sharpe served as Executive Vice President and Chief Operating Officer, Consumables Management Segment. Prior to joining our company, Mr. Sharpe spent 12 years with Alcoa Fastening Systems and its preceding companies, where he served in various senior management positions including Senior Vice President, Global Sales and Marketing. Before joining Alcoa, Mr. Sharpe served as a member of the U.S. Air Force for 15 years as an F-15 fighter pilot, Flight Commander, and Fighter Program Manager.

●
Ryan M. Patch has been Vice President - Law, General Counsel and Secretary since July 2009 and was previously Vice President - Law from December 2008 to July 2009. From 2005 to 2008, Mr. Patch was a shareholder and member of the Board of Directors of Jackson, DeMarco, Tidus & Peckenpaugh LLP in Irvine, California. Prior to that, Mr. Patch was a partner in a boutique California law firm since 1992. Mr. Patch is Authorized House Counsel in the State of Florida and has been admitted to practice before the State Bar of California, the U.S. District Court Central District of California, the U.S. District Court Southern District of California, and the U.S. District Court Northern District of California.

Amin J. Khoury is the brother of Company co-founder, Robert J. Khoury. There are no other family relationships among any of our directors and officers.

What our Compensation is Intended to Reward

Company Performance. Through the provision of short-term and long-term incentives, our 2011 executive compensation program was designed to reward: (i) the achievement of short-term financial goals measuring operating earnings, cash flows, operating expense management and operating margins, and (ii) the execution of our long-term strategic goals and objectives.

During 2011, we:

●	Set new records for revenues, net earnings, cash flow, bookings and backlog;
●	Exceeded our financial metrics and public financial guidance;
●	Expanded our operating margins by 120 basis points to 17.1%;
●	Were selected by Boeing as its exclusive manufacturer of modular lavatory systems for the B737 NG family of airplanes as well as the B737 Max;
●	Generated a book to bill ratio of approximately 1.2:1 and a record backlog (booked and unbooked) of nearly $8 billion;
●	Generated record free cash flow; and
●
Completed four “bolt-on” acquisitions to bolster key technologies and negotiated the acquisition of UFC Aerospace Corp., a leading provider of supply chain management and inventory logistics solutions (this acquisition was completed in January 2012).

The above achievements, we believe, were the key short-term drivers of intrinsic value creation during 2011. For the twelve-month period ended April 15, 2012, our share price has increased 20.6% to $44.20, versus 3.8% for the S&P 500 and 8.9% for NASDAQ over the same period, and our share price quadrupled from $11.11 to $44.20 over the same three-year period, making our company the number 1 performer in our peer group.

We believe that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, and accordingly, we do not emphasize year-to-year changes in stock price in our evaluation of corporate performance. On a longer term basis we believe stockholder value is created through the successful execution of sound business strategy.

Our business strategy includes maintenance of a global market leadership position and to best serve our customers by:

●	Offering the broadest and most innovative products and services in the industry;
●	Offering a broad range of engineering services, including design, integration, installation and certification services and aircraft reconfiguration;
●	Pursuing the highest level of quality in every facet of our operation, from the factory floor to customer support;
●
Aggressively pursuing continuous improvement initiatives in all facets of our businesses, and in particular our manufacturing operations, to reduce cycle time, lower costs, improve quality and expand our margins; and

●	Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturers and encompassing our entire product line.

Our Compensation Committee performs annual reviews of our performance and the contributions of our Named Executive Officers to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy. We believe our executive compensation program is reasonable and provides appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions.

Individual Performance. In addition to overall Company performance, our compensation program rewards individual performance toward the attainment of our goals and objectives. In setting the targeted pay levels of the Named Executive Officers, a variety of factors are considered, including: competencies, skills, prior experience, scope of responsibility and accountability within the organization.

On an annual basis, each Named Executive Officer’s attainment of goals and demonstration of defined leadership competencies is assessed by our Chairman and Chief Executive Officer through our leadership performance and development assessment process. Each year, our Chairman and Chief Executive Officer recommends to the Compensation Committee with respect to each of our Named Executive Officers (i) proposed base salary increases; (ii) proposed cash incentive awards for the preceding year; and (iii) proposed long-term equity incentives. The Compensation Committee performs a similar assessment of our CEO and approves his compensation program. Final compensation decisions for each named Executive Officer are determined by the Compensation Committee in its sole discretion.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

In discharging its responsibilities, the Compensation Committee took into account the results of our stockholders’ “say-on-pay” and “say-on-frequency” votes.  At our 2011 Annual Meeting of Stockholders, our stockholders approved our 2011 “say-on-pay” proposal by an affirmative vote of 82.1% (excluding absentions and non-votes) of the votes cast.  A majority of our stockholders also voted for a non-binding advisory “say-on-pay vote” to be held on an annual basis.  Accordingly, the Compensation Committee recommended to our Board of Directors that we hold the “say-on-pay vote” annually.  Further, the Company adopted a new policy prohibiting directors and executive officers from engaging in short sales of Company securities or engaging in hedging activities with respect to those securities. The Compensation Committee and our Board of Directors considers the results of advisory votes and evaluates whether any actions should be taken in light of those results.

The Elements of our Compensation Program

At the beginning of each year the Compensation Committee determines the targeted range of compensation levels which may be earned by each Named Executive Officer. The Compensation Committee approved targeted 2011 compensation for our Named Executive Officers (depending on their title and position) in the following forms and percentages:

●	Base salary (approximately 17% -33% of total targeted compensation);

●	Annual cash incentives (approximately 26% - 34% of total targeted compensation); and

●	Long-term equity incentives (approximately 36% - 53% of total targeted compensation) in the form of restricted stock.

The aggregate total targeted maximum long-term incentive compensation, expressed as a percentage of annual base salary, for each Named Executive Officer (depending on title and position) was 109% - 310%.

Base Salary. We provide each of our Named Executive Officers with a competitive fixed annual base salary. The base salaries for our Named Executive Officers are reviewed annually by the Compensation Committee by taking into account the results achieved by the executive, the executive’s future potential, scope of responsibilities and experience, and competitive salary practices. Employment agreements entered into with each of our Named Executive Officers provide for an annual cost of living increase or as otherwise determined by our Compensation Committee. Adjustments to base salaries for all of our employees are generally made as of July 1st of each year.

We believe that it is important to pay a base salary that is consistent with similarly sized industry peers with similar continuous performance characteristics. In 2011, base salary increases for our Named Executive Officers, exclusive of increases associated with promotions and changes in responsibilities, were approximately 4% of their 2010 base salaries. Mr. Lieberherr’s base salary was initially established at $551,000 as of July 1, 2011 and subsequently adjusted by the Compensation Committee to $600,000 as of October 31, 2011. As more fully described under the heading “External Benchmarking” below, these increases generally positioned our Named Executive Officers’ base salary levels at approximately the 75th percentile of the base salaries of executives in comparable positions in the peer group.

Annual Cash Incentives.

Management Incentive Plan. Our Named Executive Officers were eligible to receive annual cash incentives pursuant to our Management Incentive Plan, or MIP, based on the attainment of both financial and individual performance targets. We believe that directly linking a significant portion of our Named Executive Officers’ cash compensation to an individual segment or aggregate corporate performance (as applicable) is an important factor in achieving our corporate objectives.

The Compensation Committee assigns each of our Named Executive Officers a target incentive payment under the MIP, reflected as a percentage of base salary. For 2011, the target MIP payments for Messrs. Khoury, Lieberherr and McCaffrey were 150% of base salary and for Messrs. Cromie, Exton, Sharpe and Patch were 90% of base salary.

There are no minimum or maximum MIP payments since the aggregate amount of cash incentives to be paid to MIP participants is generally determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage thereby providing an incentive pool which increases or decreases with pretax earnings.

For Messrs. Khoury, Lieberherr, McCaffrey and Patch, 2011 payments under the MIP were based upon two components: Company financial performance objectives (weighted at 80% of target) and discretionary individual performance assessments (weighted at 20% of target). For Messrs. Cromie, Exton, and Sharpe, 2011 payments under the MIP were based upon two components: business segment financial performance objectives (weighted at 50% of target) and discretionary individual performance assessments (weighted at 50% of target). The Compensation Committee, in its sole discretion, may increase or decrease the discretionary award.

2011 Financial Performance Objectives. Each year the Compensation Committee determines the financial performance objectives under the MIP for each of our Named Executive Officers based upon our financial plan for that year. The minimum threshold for payment under the MIP with respect to a financial performance objective is generally 80% of the applicable target. Incentive payments for performance between 80% and 90% of a financial performance objective would generally not exceed 10% of the targeted MIP payment, with the actual amount of the incentive payment between these percentages determined by linear interpolation. For performance between 90% and 100%, the actual amount of the incentive payment is also determined by linear interpolation. For performance in excess of 100%, the actual amount of the incentive payment is directly proportionate to the level of attainment of the financial performance objectives.

Messrs. Khoury, Lieberherr, McCaffrey and Patch. The 2011 financial performance objectives for Messrs Khoury, Lieberherr, McCaffrey and Patch were operating earnings, operating cash flow (as defined) (each weighted at 30%) and operating margin and bookings (each weighted at 20%).

●	For 2011, our operating earnings target was $397 million; we generated 108% of target, or approximately $428 million.

●	For 2011, our operating cash flow target was $318 million; we generated 121% of our operating cash flow target, or approximately $386 million.

●	For 2011, our operating margin target was 16.6%; we generated an operating margin of 17.1%, or 103% of target.

●	Our 2011 bookings target was $2.6 billion; we generated bookings of approximately $2.9 billion, or 112% of target.

As a result, each of Messrs. Khoury, Lieberherr, McCaffrey and Patch were awarded 115% of the financial performance objective portion of their MIP Award.

Mr. Cromie. Mr. Cromie’s financial performance objectives relate to the commercial aircraft segment. For 2011 the commercial aircraft segment generated operating earnings and operating margin of $216 million and 16.6%, respectively, which were 122% and 113%, respectively, of the operating earnings and operating targets of $177 million and 14.7%, respectively. As a result, Mr. Cromie was awarded 118% of the financial performance objective portion of his MIP Award.

Mr. Exton. Mr. Exton’s financial performance objectives relate to the business jet segment. For 2011 the business jet segment generated operating earnings and operating margin of $29 million and 11.4%, respectively, which were 100% and 91%, respectively, of the operating earnings and operating targets of $29 million and 12.5%, respectively. As a result, Mr. Exton was awarded 95% of the financial performance objective portion of his MIP Award.

Mr. Sharpe. The financial performance objectives for Mr. Sharpe relate to the consumables management segment. For 2011 the consumables management segment generated operating earnings and operating margin of $183 million and 19.4%, respectively, which were 96% and 96%, respectively, of the operating earnings and operating targets of $191 million and 20.2%, respectively. As a result, Mr. Sharpe was awarded 96% of the financial performance objective portion of his MIP Award.

2011 Discretionary Individual Performance Assessments. As discussed above, 20% of the potential MIP payment for each of Messrs. Khoury, Lieberherr, McCaffrey and Patch and 50% of the potential MIP payment for Messrs. Cromie, Exton and Sharpe are based upon discretionary individual performance assessments. We do not set predetermined individual performance formulas or goals for the Named Executive Officers at the beginning of the year. At the end of each year, the CEO evaluates each of the Named Executive Officer’s performance during the year and provides recommendations to the Compensation Committee as to the individual performance assessment portion of the MIP payment. The Compensation Committee performs a similar assessment of our CEO. The individual performance assessment process is a discretionary, holistic, multi-faceted assessment of each Named Executive Officer’s performance during the year. Neither the CEO nor the Compensation Committee use a specific formula or apply a specific weight when evaluating performance, but rather rely on their business judgment. However, the CEO and the Compensation Committee generally take into account one or more of the following factors in connection with the assessment:

●	Implementation and execution of supply chain, lean/continuous improvement initiatives
●	New product development initiatives

●	Customer recognition awards such as “Supplier of the Year” and “Customer Support and Service Champion”
●	Process alignment initiatives driven toward simplifying and standardizing our key processes throughout our business
●	Asset management
●	Domestic and international cost reductions
●	Leadership
●	Strategic planning
●	Financial and operational excellence
●	Customer satisfaction
●	Staff development, talent management and retention
●	Implementation of global human resources strategies
●	Implementation of global tax strategies
●	Improving operating efficiency
●	Implementation of sales strategies
●	Client relationship management

Based upon the forgoing, the Compensation Committee awarded our Named Executive Officers between 42% and 116% of the discretionary individual performance assessment portion of their MIP for 2011. The discretionary awards in 2011, expressed as a percentage of the discretionary targets, were Messrs. Khoury, 116%, Lieberherr, 42%, McCaffrey, 42%, Mr. Cromie, 82%, Mr. Exton, 105%, Mr. Sharpe, 86% and Mr. Patch, 58%.

2011 MIP Payments. On February 15, 2012, the Compensation Committee determined the actual 2011 MIP Payments based upon the attainment of the financial performance objectives and the discretionary individual performance assessments as described above.

●	Mr. Khoury was awarded MIP of approximately $2,000,000, which represents approximately 172% of base salary and approximately 115% of his targeted MIP.
●	Mr. Lieberherr was awarded MIP of approximately $900,000, which represents approximately 150% of base salary and approximately 100% of his targeted MIP.
●	Mr. McCaffrey was awarded MIP of approximately $811,500, which represents approximately 150% of base salary and approximately 100% of his targeted MIP.
●	Mr. Cromie was awarded MIP of approximately $351,000, which represents approximately 90% of base salary and approximately 100% of his targeted MIP.
●	Mr. Exton was awarded MIP of approximately $333,000, which represents approximately 90% of base salary and approximately 100% of his targeted MIP.
●	Mr. Sharpe was awarded MIP of approximately $341,000, which represents approximately 82% of base salary and approximately 91% of his targeted MIP.
●	Mr. Patch was awarded MIP of approximately $407,500, which represents approximately 93% of base salary and approximately 103% of his targeted MIP.

Long-Term Equity Incentive. We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term stockholder value creation. The level of benefit received by our executive officers is dependent, to a large degree, on the successful execution of our strategy and delivering significant, sustained growth.

On October 27, 2011, the Compensation Committee approved grants of restricted stock effective as of December 15, 2011 for each of our Named Executive Officers and as of November 15, 2011 for all other eligible participants. This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants made effective as of December 15 of each year for Named Executive Officers (November 15 for all other eligible participants). The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date of grant. All grants of restricted stock are made pursuant to our 2005 Long-Term Incentive Plan.

The Company has not granted any stock options since 2006, and presently has no intention of granting any stock options in the future.

Our Compensation Committee does not apply specific formulas in determining the amounts of the equity compensation awarded to our Named Executive Officers. Rather it reviews a variety of factors, including:

●	our financial performance relative to that of our compensation comparison group (as described below);
●	competitive data provided by an independent compensation consultant; and
●	each Named Executive Officer’s general performance during the year.

With regard to our financial performance relative to that of the companies in our peer group, the Compensation Committee reviewed revenue growth, operating income growth, EBITDA growth, EPS growth, total stockholder return and return on average equity of the companies in our comparison group over the past one and three year periods ended December 31, 2010, which represented the latest proxy data for our peer group, and noted that our performance was positioned between the median and the 75th percentile for calendar year 2010 and above the 75th percentile for the three year period ended December 31, 2010. As a result of this analysis, the Compensation Committee targeted total direct compensation (including base salary, annual cash incentives and restricted stock awards) between the 50th and 75th percentiles of the amounts awarded to Named Executive Officers at the companies in our comparison group.

Using data provided by an independent compensation consultant, the Compensation Committee also considered, with respect to each of our Named Executive Officers, the market-competitive range for equity grants, when combined with targeted cash incentives and base salary for executive officers of comparable positions between the 50th and 75th percentiles of the companies in our peer group.

While the Compensation Committee uses the comparative data in making its equity grant determinations, the final determinations are made in its discretion. Taking these factors into consideration (as well as any other factors it deemed important), on December 15, 2011, the Compensation Committee granted shares of restricted stock to each of our Named Executive Officers as follows:

Named Executive Officer	Percentage of Base Salary	Dollar Value of Award ($ in thousands)	Number of Shares
Amin J. Khoury	310%	$3,600	99,448
Werner Lieberherr	250%	1,500	41,437
Thomas P. McCaffrey	191%	1,035	28,592
Sean J. Cromie	130%	507	14,006
Wayne Exton	130%	481	13,273
Richard M. Sharpe	130%	540	14,918
Ryan M. Patch	109%	477	13,177

Seventy-five percent of the annual award to each Named Executive Officer is subject to time-based vesting and 25% of the annual award is subject to performance-based vesting. The time-based portion of the award vests ratably over a period of three years commencing on the first anniversary of the date of grant.

With respect to the performance-based component, at the beginning of each of the three calendar years following the grant date, the Compensation Committee will set an annual return on equity target. Vesting of the performance-based portion of the award is subject to the Company achieving the average of the annual return on equity targets established by the Compensation Committee for the three-year period as follows:

●	100% of the performance-based component of the award will vest on the fourth anniversary of the grant if 90% or more of the target is attained;
●	50% percent of the performance-based component of the award will vest on the fourth anniversary of the grant if between 85% and 90% of the target is attained; and
●
For attainment between 80% and 85%, or between 85% and 90% of the applicable performance target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation.

●	No portion of the initial award will vest if less than 80% of the target is attained.

With respect to annual awards granted in December 2011, the Company set the return on equity target for calendar year 2011 as 11.3%. Actual return on equity for 2011 was 13.1%. On February 15, 2012, the Compensation Committee set the return on equity target for calendar year 2012 as 14.1%. The return on equity targets for each of calendar years 2013 and 2014 will be set at the beginning of each of these years.

Severance and Change of Control Benefits. We have entered into employment agreements with each of our Named Executive Officers, which are described below in detail under the heading “Employment, Severance and Change of Control Agreements” which provide for severance and change in control benefits. Our severance and change of control benefits were determined on the basis of market practices in order to provide a competitive overall compensation package to our Named Executive Officers.

Pursuant to the employment agreements, we provide each of our Named Executive Officers with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable agreements). In such cases, the employment agreements require that we pay the executive his salary for the then-existing term of the applicable employment agreement and/or provide a severance payment ranging from one to three times the executive’s base salary. For executives who are entitled to retirement benefits, we also provide a lump sum payment equal to the amounts the executive would have received for the remainder of the then-existing term of their agreement. In addition, for some Named Executive Officers all outstanding equity awards will vest pursuant to their employment agreements.

In the event that the executive is terminated by us in connection with a change of control of our Company, the executive is entitled to a severance payment ranging from one to three times his base salary. In addition, all outstanding equity will vest upon a change in control. If the executive remains employed following a change in control he will continue to be eligible to receive severance benefits upon a subsequent involuntary termination. In certain instances, the severance benefits are enhanced if the executive resigns for good reason. For Messrs. Khoury and McCaffrey, in the event that payments or benefits paid to the executive are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, the executive will receive an excise tax gross up from the Company. We provide a similar gross-up payment with respect to excise taxes, interest and penalties payable pursuant to Section 409A of the Code for Messrs. Khoury, McCaffrey and Patch.

Retirement Benefits. All of our employees, including our Named Executive Officers, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $9,800. In addition, we provide Messrs. Khoury, Lieberherr and McCaffrey with the following payments in lieu of retirement benefits:

●
In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary. These payments are made on a quarterly basis in arrears. In addition, we have agreed with Mr. Khoury to make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company.

●
In lieu of retirement benefits, we deposit to the BE Aerospace, Inc. 2010 Deferred Compensation Plan, on behalf of Mr. Lieberherr an amount equal to 20% of the salary in effect as of the date of contribution. We make these payments annually in arrears. All retirement contributions to the plan will vest in full in January 1, 2016. Vesting will accelerate upon (i) the termination of Mr. Lieberherr’s employment due to his death, disability or by us without cause (as defined in his employment agreement) (ii) the date that Mr. Lieberherr meets the requirements of a retirement or disability and (iii) a change in control of the Company.

●
In lieu of retirement benefits, we provide Mr. McCaffrey with an annual payment equal to 50% of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company. These payments are made on a quarterly basis in arrears.

Nonqualified Deferred Compensation Plan. The Company adopted its Deferred Compensation Plan in 2010. The plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus. Each of our Named Executive Officers is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus of each executive’s deferral (other than Messrs. Khoury, Lieberherr and McCaffrey, who may defer some or all of their base salary and bonus, but are not entitled to any matching contributions). Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company and (v) meeting the requirements of a disability. During 2011, we made matching contributions for Named Executive Officers other than Messrs. Khoury, Lieberherr and McCaffrey in an aggregate amount of $170,957. Details regarding 2011 contributions to the plan are set forth under the caption “Fiscal 2011 Deferred Compensation Table” on page 33 of this proxy statement.

Other Compensation. Our Named Executive Officers are eligible to participate in all benefit programs that are generally available to all our employees. In addition, we provide our Named Executive Officers with the following:

●
Under the Medical Care Reimbursement Plan for Executives, we generally reimburse each of our Named Executive Officers for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

●	We reimburse each of our Named Executive Officers for reasonable costs of financial and estate planning.

●	We provide each of our Named Executive Officers with a monthly automobile allowance, as described below under the heading “Employment, Severance and Change of Control Agreements.”

●
Under our travel policy, we provide use of a Company-owned aircraft to our CEO and limited use to our former CEO to ensure their personal security. As set forth in the “All Other Compensation” column of the Director Compensation Table above and the Summary Compensation Table below, our CEO and former CEO are taxed on the incremental cost relating to their personal use of the aircraft.

To the extent applicable, these amounts are included in the Summary Compensation Table as part of the “All Other Compensation” column.

External Benchmarking

Benchmarking Objectives. We believe our executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. We benchmark targeted pay levels for essentially every position throughout our organization. Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, payments in lieu of retirement benefits) for our Named Executive Officers near the 75th percentile of our peer group. We believe the weighting of each component of our compensation program (as described above under the heading “The Elements of our Compensation Program”) is appropriate given the historically cyclical nature of our industry, which has resulted and may result in several-year periods during which substantially lower cash incentives are awarded.

Benchmarking Process. In 2011 the Compensation Committee retained Mercer, an independent compensation consultant, to assist in the design and implementation of our executive compensation program including the review of market surveys and peer group comparisons. Compensation and other financial data for our peer group are compiled from publicly available information as well as from Mercer’s proprietary database for similarly-sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2011 study was based on data included in the 2010 annual reports and 2010 proxy statements of our peer group).

We believe market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives and the appropriate level of long-term incentives to be provided to each Named Executive Officer. However, due to variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of our Named Executive Officers, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

In 2011, Mercer reviewed both the individual components and aggregate composition of our compensation packages for our Named Executive Officers focusing on several components of pay including:

●	actual and targeted base salary;

●	cash incentives;

●	total cash compensation (i.e., base salary plus cash incentives);

●	actual and targeted long-term incentives;

●	total direct compensation (i.e., total cash plus long-term incentives); and

●	total direct compensation plus payments in lieu of retirement benefits, to the extent applicable.

Based on this review, Mercer advised the Compensation Committee that, for each of our Named Executive Officers:

●	the targeted total cash compensation (including base salary and targeted annual cash incentives) was somewhat above the 75th percentile of our peer group;

●	the targeted total direct compensation (including base salary, annual cash and long-term incentives) approximated the 75th percentile of our peer group;

●	the total actual cash compensation was between the median and 75th percentiles of our peer group; and

●
the total actual direct compensation (including base salary, annual cash and long-term incentives) plus payments in lieu of retirement benefits, as applicable, approximated the median of our peer group.

Mercer also studied our 2010 financial performance (the most current data then available) and that of our peer group, measuring revenue growth, operating income growth, EBITDA growth, EPS growth based on the performance metric weightings utilized in our MIP, and return on average equity for the one and three-year periods ended December 31, 2010 and determined that we were positioned at approximately the 75th percentile of our peer group for the year ended December 31, 2010 and at approximately the 88th percentile of our peer group for the three year period ended December 31, 2010.

Compensation Comparison Group. The compensation comparison group we used in 2011 was comprised of the following 13 companies in the aerospace and defense industries:

●	Goodrich Corporation
●	Precision Castparts Corporation
●	Rockwell Collins, Inc.
●	Spirit Aerosystems Holdings
●	Teleflex Inc.
●	Crane Co.
●	Teledyne Technologies, Inc.
●	Moog Inc.
●	Hexcel Corporation
●	Curtiss-Wright Corporation
●	Esterline Technologies Corporation
●	AAR Corp
●	Triumph Group Inc.

In consultation with Mercer, the Compensation Committee selected these companies for our peer group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with us for business and executive talent. The median 2010 revenues of our peer group were $2.1 billion; our revenues for the year ended December 31, 2010 were $2.0 billion.

Stock Ownership/Prohibited Transactions in Company Securities

Our Board of Directors established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, our Named Executive Officers and members of the Board of Directors are required to own shares of the Company’s common stock with a market value of at least a specified multiple of their base salary or annual cash retainer, as applicable, within a reasonable period of time from their election to the Board of Directors or appointment as an executive officer, as determined by our Board of Directors. The guidelines are five times base salary for the CEO, three and one-half times base salary for all other executive officers and three times the annual cash retainers for members of our Board of Directors. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2011 all members of our Board of Directors and all Named Executive Officers were in compliance with our guidelines.

The Compensation Committee considers all shares held by a director or executive officer toward meeting the ownership requirements including: shares owned outright (including in family trusts and those held by a spouse), time vested restricted shares, shares or share equivalents held in our 401(k) plan or Non-Employee Directors Deferred Stock Plan and shares in our employee stock purchase plan. Unexercised stock options and unearned performance shares are not included toward meeting the guidelines. We do not have any policies requiring our executives to hold shares of common stock received upon vesting or exercise of equity awards.

Pursuant to a recently adopted policy, our directors and executive officers are prohibited from engaging in short sales of Company securities. Also, selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to Company securities by officers and directors is prohibited.

Compensation Risks

In 2011, management and the Compensation Committee assessed the Company’s compensation policies and practices and determined that such policies and practices do not create risks that are reasonably likely to have a material adverse affect on the Company. In reaching this conclusion we primarily considered the following factors:

●
Executive officers receive a mix of base salary, cash-incentive awards and long-term equity-based awards as compensation, and the cash incentives paid to our executive officers in 2011 ranged from approximately 26% to 34% of total direct compensation while base salary and long-term equity-based awards accounted for approximately 66% to 74% of total direct compensation. We do not believe the amount of cash-incentives paid to our executive officers is material and, as cash-incentive compensation is a relatively small portion of total compensation for executive officers, we believe that it does not incentivize management to take excessive risks for short-term gains.

●
Equity-based awards are designed to align the long-term interests of executive officers and stockholders. The performance portion of our long-term equity-based awards vests based on an average return on our equity over a three-year period and the time-based portion of the long-term equity-based awards vests over a three-year period. Due to these vesting periods, we do not believe that our equity-based awards incentivize executive officers to take excessive risks for short-term gains.

●
To align long-term interests of executive officers and our stockholders and to ensure an owner-oriented culture, we have adopted executive stock ownership guidelines that require our executive officers to hold a significant amount of our common stock.

●
To further align the long-term interest of our executives and our stockholders, we recently adopted an anti-hedging policy which provides that no insider, including named Executive Officers and members of our Board of Directors, may engage in short sales of B/E Aerospace securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on B/E Aerospace securities by officers and directors is prohibited.

●
With the assistance of an independent compensation consultant, the Compensation Committee reviews and approves the targeted annual compensation opportunity and type of compensation available for each member of the executive team. As part of this review, the Compensation Committee compares the targeted and actual total compensation of each executive officer with their counterparts within the Company’s peer group.

●
On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct. In addition, the Company regularly reviews its code of conduct and our other corporate policies with all employees.

●	We do not have employees who are compensated based on taking significant risks with the Company’s capital.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

The Committee strives to provide Named Executive Officers with compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

To the extent that any compensation paid to our Named Executive Officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation – Stock Compensation, into account in structuring compensation programs and determining the form and amount of compensation awarded.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2011 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Jonathan M. Schofield
Charles L. Chadwell
Michael F. Senft
John T. Whates

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each of our Named Executive Officers in 2011, 2010 and 2009:

				Non-Equity
				Incentive
			Stock	Plan
			Awards	Compensation	All Other
Name and Principal Position	Year	Salary	($)(1)	($)(2)(3)	Compensation ($)		Total ($)
(a)	(b)	(c)	(e)	(g)	(i)		(j)
Amin J. Khoury	2011	$1,135,877	$3,600,018	$2,000,000	$3,731,379	(4)	$10,467,274
Chairman and Chief Executive	2010	1,092,070	3,456,928	1,227,000	3,554,067	(4)	9,330,065
Officer	2009	1,055,428	2,908,022	525,000	3,073,036	(4)	7,561,486

Werner Lieberherr	2011	543,596	1,500,019	900,000	152,792	(5)	3,096,407
President and Chief Operating	2010	440,788	805,017	508,000	32,607	(5)	1,786,412
Officer	2009	419,840	554,111	167,500	26,890	(5)	1,168,341

Thomas P. McCaffrey	2011	529,908	1,035,030	811,500	453,869	(6)	2,830,307
Senior Vice President and Chief	2010	509,577	993,816	572,000	460,650	(6)	2,536,043
Financial Officer	2009	495,018	953,790	245,250	443,217	(6)	2,137,275

Sean Cromie	2011	358,866	507,017	351,000	68,415	(7)	1,285,298
Vice President and General	2010	-		-	-	(7)	-
Manager—Commercial	2009	-		-	-	(7)	-
Aircraft Segment

Wayne Exton	2011	361,954	480,483	332,640	87,879	(8)	1,262,956
Vice President and General	2010	348,029	472,657	281,500	26,437	(8)	1,128,623
Manager—Business Jet Segment	2009	338,103	450,012	135,000	38,448	(8)	961,563

Richard Sharpe	2011	407,385	540,032	341,000	79,129	(9)	1,367,546
Vice President and General	2010	373,077	532,010	288,000	19,446	(9)	1,212,533
Manager—Consumables	2009	178,846	1,205,511	25,000	48,859	(9)	1,458,216
Management Segment

Ryan Patch	2011	428,954	477,007	407,500	107,117	(10)	1,420,578
Vice President - Law, General	2010	412,477	505,028	335,000	47,707	(10)	1,300,212
Counsel and Secretary	2009	368,369	450,012	186,000	411,050	(10)	1,415,431

(1)
The amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2011 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for PSUs represent 25% of each stock award. Whether, and to what extent, a Named Executive Officer realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.

(2)	All annual cash bonuses paid to our Named Executive Officers under the MIP are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
The amounts shown represent the annual cash incentive payments received by our Named Executive Officers under our MIP. These cash awards were earned in 2011, 2010 and 2009 and were paid on February 24, 2012, February 25, 2011 and February 12, 2010, respectively. The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(4)
With respect to Mr. Khoury, the amount reported for 2011, 2010 and 2009 as “All Other Compensation” includes payments made in lieu of retirement benefits of $3,296,800, $3,101,054 and $2,600,396, respectively, for our annual payments in lieu of retirement benefits; $312,541, $308,747 and $219,504, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $67,824, $75,747 and $192,367, respectively, for estate planning; $9,800, $9,800 and $9,800, respectively, for Company contributions to our 401(k) Plan; $5,532, $20,204 and $13,594, respectively, representing payments under our executive medical plan; and $38,882, $38,515 and $37,375, respectively, relating to an automobile and insurance provided by the Company. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(5)
With respect to Mr. Lieberherr, the amount reported for 2011, 2010 and 2009 as “All Other Compensation” includes $106,000, $0 and $0, respectively for our annual payments in lieu of retirement benefits; $9,800, $9,800 and $9,800, respectively, for Company contributions to our 401(k) Plan; $23,792, $9,607 and $3,890, respectively, representing payments under our executive medical plan and an additional amount relating to an automobile allowance. Mr. Lieberherr served as Vice President and General Manager for the Commercial Aircraft Segment during 2010 and was promoted to President and Chief Operating Officer on January 1, 2011.

(6)
With respect to Mr. McCaffrey, the amount reported for 2011, 2010 and 2009 as “All Other Compensation” includes $397,078, $402,944 and $407,561, respectively, for our annual payments in lieu of retirement benefits; $9,800, $9,800 and $9,800, respectively, for Company contributions to our 401(k) Plan; $16,865, $23,489 and $9,587, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

(7)
With respect to Mr. Cromie, the amount reported for 2011, 2010 and 2009 as “All Other Compensation” includes $8,536, $0 and $0, respectively, for Company’s contributions to our 401(k) Plan: $4,913, $0, and $0, respectively, representing payments under our executive medical plan; $40,788, $0 and $0, respectively, for reimbursement of relocation expenses and an additional amount relating to automobile allowance. Mr. Cromie was promoted to Vice President and General Manager of the Commercial Aircraft Segment on January 5, 2011.

(8)
With respect to Mr. Exton, the amount reported for 2011, 2010 and 2009 as “All Other Compensation” includes $9,800, $9,800 and $9,800, respectively, for Company’s contributions to our 401(k) Plan; $12,784, $3,437 and $15,448, respectively, representing payments under our executive medical plan, and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2011 and we made a matching contribution under this plan for Mr. Exton in 2011 of $52,095.

(9)
With respect to Mr. Sharpe, the amount reported for 2011, 2010 and 2009 as “All Other Compensation” includes $9,800, $9,800 and $0, respectively, for contributions to the Company’s 401(k) Plan; $0, $0 and $33,055, respectively, for reimbursement of relocation expenses and an additional amount relating to automobile allowance. Mr. Sharpe commenced employment on May 18, 2009. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2011 and we made a matching contribution under this plan for Mr. Sharpe in 2011 of $56,129.

(10)
With respect to Mr. Patch, the amount reported for 2011, 2010 and 2009 as “All Other Compensation” includes $0, $0 and $364,715 for reimbursement for relocation expenses; $9,800, $9,800 and $9,800, respectively, for contributions to the Company’s 401(k) Plan; $21,383, $24,707 and $23,335, respectively, representing payments under our executive medical plan and COBRA benefits owed to his prior employer, and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2011 and we made a matching contribution under this plan for Mr. Patch in 2011 of $62,734.

Grants of Plan-Based Awards During 2011

The following table sets forth information concerning incentive awards made to our Named Executive Officers in 2011. Awards consisted of restricted stock and cash incentive awards under our MIP as described in detail in our “Compensation Discussion and Analysis.”

	Estimated Future Payouts Under Non-Equity				All Other Stock	Grant Date Fair
	Incentive Plan Awards (1)				Awards: Number of	Value of Stock
	Grant	Threshold			Shares of Stock or	and Options
	Date	($)(2)	Target ($)	Maximum ($)	Units (#)(3)(4)	Awards ($)(5)
(a)	(b)	(c)	(d)	(e)	(i)	(l)
Amin J. Khoury	1/1/2011	$—	$1,740,000	$—	$—	$—
	12/15/2011	—	—	—	99,448	3,600,018

Werner Lieberherr	1/1/2011	—	900,000	—	—	—
	12/15/2011	—	—	—	41,437	1,500,019

Thomas P. McCaffrey	1/1/2011	—	811,500	—	—	—
	12/15/2011	—	—	—	28,592	1,035,030

Sean Cromie	1/1/2011	—	351,400	—	—	—
	12/15/2011	—	—	—	14,006	507,017

Wayne Exton	1/1/2011	—	332,400
	12/15/2011	—	—	—	13,273	480,483

Richard M. Sharpe	1/1/2011	—	374,400	—	—	—
	12/15/2011	—	—	—	14,918	540,032

Ryan M. Patch	1/1/2011	—	394,200	—	—	—
	12/15/2011	—	—	—	13,177	477,007

(1)
The amounts shown represent the range of annual cash incentive opportunities for each Named Executive Officer under our 2011 MIP. There are no minimum or maximum MIP payments since the aggregate amount of cash incentives to be paid to MIP participants is generally determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage thereby providing an incentive pool which increases or decreases with pretax earnings. The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(2)
Since the amount of Non-Equity Incentive Plan awards is determined on the basis of a Named Executive Officer’s contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.

(3)
The restricted stock awards made on December 15, 2011 were approved by our Compensation Committee at its meeting on October 27, 2011. This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants to Named Executive Officers made effective as of December 15 of each year (or if December 15 is not a business day, the first business day thereafter). The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant. All grants of restricted stock are made pursuant to our 2005 Long-Term Incentive Plan.

(4)
The amounts shown represent the aggregate grant date fair value calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2011 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2012. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for PSUs represent 25% of each stock award.

(5)
Seventy-five percent of the 2011 annual award is subject to time-based vesting and 25% of the 2011 annual award is subject to performance-based vesting. The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three-year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2011, which includes unvested shares of restricted stock.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#) (1)	($)(2)
(a)	(b)	(g)	(h)
Amin J. Khoury	12/15/2011	99,448	$3,849,632
	12/15/2010	70,722	2,737,649
	12/15/2009	64,795	2,508,214
	11/17/2008	89,527	3,465,590

Werner Lieberherr	12/15/2011	41,437	1,604,026
	12/15/2010	16,469	637,515
	12/15/2009	12,346	477,914
	11/17/2008	15,971	618,237

Thomas P. McCaffrey	12/15/2011	28,592	1,106,796
	12/15/2010	20,331	787,013
	12/15/2009	21,252	822,665
	11/17/2008	27,856	1,078,306

Sean J. Cromie	12/15/2011	14,006	542,172
	12/15/2010	3,026	117,136
	12/15/2009	3,390	131,227
	11/17/2008	3,498	135,408

Wayne Exton	12/15/2011	13,273	513,798
	12/15/2010	9,669	374,287
	12/15/2009	10,026	388,106
	11/17/2008	12,899	499,320

Richard M. Sharpe	12/15/2011	14,918	577,476
	12/15/2010	10,884	421,320
	11/16/2009	9,685	374,906
	5/19/2009	25,000	967,750

Ryan M. Patch	12/15/2011	13,177	510,082
	12/15/2010	10,332	399,952
	12/15/2009	10,026	388,106
	12/23/2008	21,726	841,013

(1)
Seventy-five percent of the 2009, 2010 and 2011 annual restricted stock awards are subject to time-based vesting and 25% of the 2009, 2010 and 2011 annual restricted stock awards are subject to performance-based vesting. The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three- year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest.

(2)	The market value of unvested shares is based on the closing share price of $38.71, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 30, 2011.

Option Exercises and Stock Vested During 2011

The following table provides information concerning vesting of common stock awards held by each Named Executive Officer during 2011. No options were outstanding in 2011.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting
(a)	(d)(#)(1)	(e)($)(2)
Amin J. Khoury	155,728	$5,687,489

Werner Lieberherr	31,718	1,157,135

Thomas P. McCaffrey	48,017	1,753,815

Sean J. Cromie	6,727	245,476

Wayne Exton	22,741	830,448

Richard M. Sharpe	20,971	782,775

Ryan M. Patch	30,184	1,151,973

(1)	Represents the shares of restricted stock that vested during 2011.

(2)
Represents the number of shares of restricted stock that vested during 2011 multiplied by the closing price of our common stock as reported on the NASDAQ Global Select Market on the applicable vesting date.

Fiscal 2011 Deferred Compensation Table

In 2010, the Company adopted the BE Aerospace, Inc. 2010 Deferred Compensation Plan. The plan is a nonqualified deferred compensation plan pursuant to which certain senior employees of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus. A deferral election must be made prior to the beginning of the calendar year in which deferral occurs. Each of our Named Executive Officers is eligible to participate in the plan.  We match each executive’s deferral up to 7.5% of their cash compensation (other than Messrs. Khoury and McCaffrey, who may make deferrals under the plan but are not entitled to any matching contributions).

Matching contributions generally vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company and (v) meeting the requirements of a disability.

The deferred compensation plan is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching contributions, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Participants may change investment elections, selecting from investment options offered under the deferred compensation plan, on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to termination of employment.

During 2011 (the first year in which the plan was in effect) each of the Named Executive Officers (other than Messrs. Khoury and Cromie) elected to defer compensation under the plan and we made matching contributions for these Named Executive Officers (other than Messrs. Lieberherr and McCaffrey) totaling $170,957.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Losses)	Balance at
Name	in 2011 ($)	in 2011 ($)	in 2011 ($)	12/31/11 ($)
Werner Lieberherr	$216,539	$--	$10,759	$227,298
Thomas P. McCaffrey	514,954	--	(2,577)	512,377
Wayne Exton	69,459	52,095	(2,188)	119,366
Richard M. Sharpe	59,871	56,129	133	116,133
Ryan M. Patch	110,000	62,734	--	172,734

In addition to the 2010 Deferred Compensation Plan, all of our employees, including our Named Executive Officers, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $9,800.

Employment, Severance and Change of Control Agreements

We have entered into employment agreements with each of our Named Executive Officers as described below.

Amin J. Khoury. Mr. Khoury is party to an employment agreement with us, amended and restated as of December 31, 2008, pursuant to which he serves as our Chairman and Chief Executive Officer, or CEO. The agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined. The agreement provides that Mr. Khoury will receive a base salary of $1,160,000 per year (as of July 1, 2011), subject to an annual cost-of-living increase and other increases as determined from time to time by our Board of Directors. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Our CEO is also eligible to participate in all benefit plans (other than retirement plans) generally available to our executives and we provide him with an automobile and automobile insurance at a cost of approximately $39,000 per year.

General Provisions

In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary. These payments are made on a quarterly basis in arrears. In addition, we make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company. This payment is made in the quarter following the change in salary. All such payments are made to a grantor trust for the benefit of Mr. Khoury, such payments are taxable to Mr. Khoury when paid, and historically have been distributed to Mr. Khoury at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above.

Mr. Khoury’s employment agreement provides that he and his spouse will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives notwithstanding a termination of his employment for any reason.

Pursuant to the agreement, if Mr. Khoury’s employment with us terminates for any reason other than death or incapacity, we will enter into a consulting arrangement with him under which he has agreed to provide strategic planning, financial planning, merger and acquisition advice and consultation to us, as well as periodic advice and consultation regarding key staffing and recruitment issues and such other services as we may mutually agree upon. The consulting agreement will extend for a period of five years following Mr. Khoury’s termination of employment. During the duration of his consulting agreement, Mr. Khoury will be entitled to an annual consulting fee equal to 15% of his salary in effect on the day of his termination of employment and will also be entitled to an office, an assistant, travel benefits under our travel policy described above in our “Compensation Discussion and Analysis,” automobile benefits and reimbursement for reasonable out-of-pocket business expenses. Unvested restricted stock awards will continue to vest in accordance with the award agreement for so long as Mr. Khoury is providing consulting services under the consulting agreement. During the five-year term, the consulting agreement may not be amended or terminated without the prior written consent of us and Mr. Khoury. In the event of Mr. Khoury’s death or disability during the consulting period, he or his designee will receive a lump sum payment equal to the fees for the then-existing term of the consulting period.

In the event that any payments or other benefits made to Mr. Khoury are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, he will receive an excise tax gross-up payment. Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will also be paid by us.

During the term of his employment agreement and consulting agreement (if applicable) and for a period of two years thereafter, Mr. Khoury is subject to noncompetition and nonsolicitation obligations. In addition, Mr. Khoury is subject to a perpetual confidentiality covenant.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Khoury will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Voluntary Termination. If Mr. Khoury terminates his employment with us at any time and for any reason other than due to death, incapacity or in connection with the closing of a change of control transaction, he is entitled to a lump sum severance payment amount equal to one times his annual base salary.

Involuntary Termination. If Mr. Khoury’s employment with us is terminated by us for any reason other than death, incapacity or in connection with the closing of a change of control transaction, he is entitled to (i) a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term, (ii) a final payment in lieu of retirement benefits determined as if he remained employed for three years following the termination of his employment, (iii) accelerated vesting of all outstanding equity awards with stock options remaining exercisable for the remainder of their applicable terms, and (iv) a lump sum severance amount equal to one times his annual base salary.

Change of Control. If a change of control occurs, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In addition, if his employment terminates contemporaneously with a change of control transaction for any reason other than his resignation for good reason, our CEO will be entitled to a lump sum severance amount equal to one times his annual base salary. If Mr. Khoury’s employment is not terminated contemporaneously with a change of control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment he will be entitled to the payments and benefits set forth in his employment agreement as described above. However, if Mr. Khoury’s employment is terminated by him for good reason following a change of control, he will receive (i) a lump sum amount equal to the sum of the annual base salary he would have received had he remained employed through the third anniversary of the termination date, (ii) a final payment in lieu of retirement benefits calculated as if he had remained employed through the third anniversary of the termination date, and (iii) a severance payment of one times his base salary in effect for that year. In the event of a dispute regarding the benefits payable to Mr. Khoury upon a change of control, we will pay or reimburse him for all related legal expenses. In the event the Company determines it likely that a change of control will occur, it will establish a grantor trust to secure any potential obligations to the CEO associated with the change of control.

Death. In the event of Mr. Khoury’s death, his designee will receive an amount equal to the salary that would have been due to him if he remained employed through the third anniversary of the termination date. In addition, Mr. Khoury’s designee will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In 2007, we entered into a death benefit agreement with Mr. Khoury that provides for the payment of a $3.0 million death benefit to his named beneficiary upon his death during or after his employment. We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon his death.

Incapacity. In the event of Mr. Khoury’s termination of employment due to his incapacity, he will receive an amount equal to two times the annual base salary that he would have received had he remained employed through the third anniversary of the termination date, payable in a lump sum. In addition, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Werner Lieberherr. Mr. Lieberherr is a party to an employment agreement, amended and restated as of January 1, 2011, pursuant to which he serves as our President and Chief Operating Officer. The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier. The agreement provides that Mr. Lieberherr will receive a base salary of $600,000 per year (as of October 31, 2011), subject to adjustment from time to time by our Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Lieberherr is also eligible to participate in all benefit plans, programs and arrangements generally made available to our executives and to receive an automobile allowance of $1,100 per month. Mr. Lieberherr is subject to noncompetition and nonsolicitation obligations during his employment and for a period of three years thereafter. Mr. Lieberherr is also party to the Company’s standard proprietary information and confidentiality agreement.

Upon his death, or if his employment is terminated due to incapacity, Mr. Lieberherr or his designee will receive a lump-sum amount equal to the base salary and automobile allowance he would have received for the remainder of the then-existing term of his agreement. If his employment is terminated due to incapacity, he will also be entitled to continuation of benefits for the remainder of the then-existing term of his agreement. If his employment is terminated without cause (as defined in the agreement), or if following a change of control, Mr. Lieberherr resigns for good reason or is terminated without cause, he will be entitled to receive continuation of benefits and a lump-sum payment equal to his base salary plus his base salary for the remainder of the then-existing term.

General Provisions

Our agreement with Mr. Lieberherr provides that on January 1 of each year Mr. Lieberherr is employed, the Company will make a tax deferred retirement contribution equal to 20% of his salary then in effect, to the 2010 Deferred Compensation Plan (the “Deferred Compensation Plan”), on his behalf. Mr. Lieberherr must be employed on the date of contribution to receive the retirement contribution. Each retirement contribution is subject to the terms and conditions of the Deferred Compensation Plan. Contributions made for calendar years 2011 through 2015 will vest in full on January 1, 2016 so long as Mr. Lieberherr is employed on such date. All contributions made on and after January 1, 2016 will vest in full on the date of contribution.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Lieberherr will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death; Incapacity. Upon his death or incapacity, Mr. Lieberherr or his designee is entitled to a lump sum payment equal to the salary and automotive allowance that Mr. Lieberherr would have received had he remained employed through the remainder of the then-existing term, as well as the continuation of benefits through the then-existing term subject to mitigation from other sources. In addition, Mr. Lieberherr, or his estate, will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Lieberherr's employment without cause (as defined in the agreement), he will be entitled to a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term plus an amount equal to one times his base salary, as well as the continuation of benefits through the then-existing term subject to mitigation from other sources. In addition, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding equity awards.

Change of Control. In the event that following a change of control, Mr. Lieberherr resigns for good reason (as defined in the agreement) or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to one times his base salary and continuation of his base salary for the then-existing term of the agreement. In addition, Mr. Lieberherr will be entitled to continuation of benefits for the then-existing term of the agreement, subject to mitigation from other sources. Upon a change of control, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding equity awards.

Termination for Cause; Resignation without Good Reason. If Mr. Lieberherr is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Thomas P. McCaffrey. Mr. McCaffrey is party to an employment agreement with us, amended and restated as of December 31, 2008, pursuant to which he serves as our Senior Vice President and Chief Financial Officer, or CFO. The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier. The agreement provides that Mr. McCaffrey will receive a base salary of $541,000 per year (as of July 1, 2011), subject to cost of living and other increases as determined from time to time by the Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. McCaffrey is also eligible to participate in all benefit plans (other than retirement plans) available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

Our agreement with Mr. McCaffrey provides that we will make quarterly payments in lieu of retirement benefits in an annual amount equal to one-half of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company, less all prior payments. These payments are made to a grantor trust for the benefit of Mr. McCaffrey, such payments are taxable to Mr. McCaffrey when paid, and historically have been distributed to Mr. McCaffrey at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above. We make these payments on a quarterly basis in arrears.

In the event our CFO terminates employment for any reason other than a termination by us for cause, he will be entitled to any accrued but unpaid bonus for the prior year and any accrued but unpaid payments in lieu of retirement benefits.

In the event that any payments or other benefits made to him are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, Mr. McCaffrey will receive an excise tax gross-up payment. Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

Mr. McCaffrey is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. McCaffrey will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination; Resignation with Good Reason. In the event Mr. McCaffrey’s employment is terminated by us without cause or by him for good reason (as each term is defined in the employment agreement), other than contemporaneously with a change of control transaction, he will receive a lump sum severance amount equal to two times his annual salary, plus the salary he would have received had he remained employed through the third anniversary of the termination date. He will also receive a final payment in lieu of retirement benefits determined as if he continued employment for three years following the termination. As a result of such a termination, he will also be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Change of Control. If a change of control occurs, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable term. In addition, if, contemporaneously with a change of control transaction, Mr. McCaffrey’s employment is terminated for any reason, Mr. McCaffrey will be entitled to a lump sum amount equal to two times his annual base salary. If Mr. McCaffrey’s employment is not terminated contemporaneously with a change of control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment for good reason or without cause he will be entitled to the payments and benefits set forth in the employment agreement described above. In the event of a dispute regarding the benefits payable to Mr. McCaffrey upon a change of control, we will pay or reimburse him for all related legal expenses.

Death. In the event of Mr. McCaffrey’s termination due to his death, his designee will receive a lump sum payment equal to the salary that would have been due to him had he remained employed through the third anniversary of the termination date. Mr. McCaffrey’s eligible dependents will also be entitled to receive, for two years following his death, continuation of medical, dental and health benefits. In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. In 2007, we entered into a death benefit agreement with Mr. McCaffrey that provides for the payment of a $1.0 million death benefit to his named beneficiary upon his death during or after his employment. We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon Mr. McCaffrey’s death.

Incapacity. In the event of Mr. McCaffrey’s termination of employment due to his incapacity, he will receive the salary and automobile allowance that he would have received had he remained employed through the third anniversary of the termination date. In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. Mr. McCaffrey and his eligible dependents will also be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits.

Retirement; Resignation Without Good Reason. If Mr. McCaffrey retires or resigns without good reason at any time, he is entitled to a lump sum severance payment equal to one times his annual base salary.

Termination for Cause. If, at any time, Mr. McCaffrey is terminated by us for cause, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Sean J. Cromie. Mr. Cromie is party to an employment agreement with us dated as of January 5, 2011, pursuant to which he serves as Vice President and General Manager, Commercial Aircraft Segment. The agreement is for an initial two-year period and is automatically renewed for additional one-year terms unless either we or Mr. Cromie gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Cromie receives an annual salary of $390,000 per year (as of July 1, 2011), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. Cromie is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers.

Mr. Cromie is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Cromie will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death; Incapacity. Upon his death, Mr. Cromie is entitled to a lump sum amount equal to the salary that he would have received had he remained employed through the remainder of the then-existing term. In the event of the termination of Mr. Cromie’s employment due to his incapacity, he is entitled to a lump sum amount equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement as well as the continuation of benefits through the then-existing term, subject to mitigation from other sources. In addition, Mr. Cromie will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Cromie’s employment without cause, he will be entitled to continuation of benefits for one year from the termination date, subject to mitigation from other sources, and a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement. In addition, Mr. Cromie will be entitled to the immediate vesting of all outstanding equity awards.

Change of Control. Following a change of control, if Mr. Cromie resigns for good reason or we terminate his employment without cause, he will be entitled to continuation of benefits for one year from the termination date, subject to mitigation from other sources and a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement.

Termination for Cause; Resignation Without Good Reason. If Mr. Cromie is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Wayne Exton. Mr. Exton is party to an employment agreement amended and restated as of March 17, 2009, pursuant to which he serves as Vice President and General Manager-Business Jet Segment. The agreement is for an initial one-year period and is automatically renewed for additional one-year terms unless either we or Mr. Exton gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Exton receives an annual salary of $369,600 per year (as of July 1, 2011), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. Exton is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Exton will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death; Incapacity. Upon his death, Mr. Exton is entitled to a lump sum amount equal to the salary that he would have received had he remained employed through the remainder of the then-existing term. In the event of the termination of Mr. Exton’s employment due to his incapacity, he is entitled to a lump sum amount equal to the salary that he would have received had he remained employed through the remainder of the then-existing term of the agreement as well as the continuation of benefits through the then-existing term, subject to mitigation from other sources.

Termination Without Cause. In the event that we terminate Mr. Exton’s employment without cause, he will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources and a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement.

Change of Control. Following a change of control, if Mr. Exton resigns for good reason or we terminate his employment without cause, he will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources and a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement.

Termination for Cause; Resignation Without Good Reason. If Mr. Exton's employment is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Richard M. Sharpe. Mr. Sharpe is party to an employment agreement dated May 1, 2009, pursuant to which he serves as the Vice President and General Manager of the Consumables Management Segment. The agreement has an initial term of one year and is automatically renewed for additional one-year terms unless either we or Mr. Sharpe give the other party at least 90 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Sharpe receives an annual salary of $416,000 per year (as of July 1, 2011), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. Sharpe is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Sharpe is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Sharpe will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Sharpe’s designee is entitled to a lump sum payment equal to the salary that he would have received had he remained employed through the remainder of the then-existing term of the agreement.

Incapacity. In the event of the termination of Mr. Sharpe’s employment due to his incapacity, Mr. Sharpe is entitled to a lump sum payment equal to the salary that he would have received had he remained employed through the remainder of the then-existing term of the agreement. Mr. Sharpe and his eligible dependents will also be entitled to continuation of benefits through the remainder of the then-existing term of the agreement, subject in each case, to mitigation from other sources. In addition, upon a termination of his employment due to incapacity, Mr. Sharpe will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Sharpe’s employment without cause (as defined in the agreement), he will be entitled to receive a lump sum amount equal to the sum of (i) his base salary for one year and (ii) his base salary for the remainder of the then-existing term of the agreement. Mr. Sharpe and his eligible dependents will also be entitled to continuation of benefits through the remainder of the then-existing employment term of the agreement, subject to mitigation from other sources.

Change of Control. If following, or in connection with, a change of control (as defined in the agreement), Mr. Sharpe resigns for good reason (as defined in the agreement) or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to the sum of (i) his base salary for one year, and (ii) his base salary for the remainder of the then-existing term of the agreement. In addition, Mr. Sharpe and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources.

Ryan M. Patch. Mr. Patch is party to an employment agreement with us, amended and restated as of August 1, 2011, pursuant to which he serves as the Vice President – Law, General Counsel and Corporate Secretary of the Company. The agreement has a term which is the period ending two years from any date as to which the term is being determined. Under the terms of his employment agreement, Mr. Patch receives an annual salary of $438,000 per year (as of July 1, 2011), subject to adjustment from time to time by the Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. Patch is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Patch is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Patch will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Patch’s designee is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement and any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to his death. Mr. Patch’s eligible dependents will also be entitled to continuation of medical, dental and health benefits for two years following his death. In addition, Mr. Patch’s designee will be entitled to the immediate vesting of all outstanding equity awards.

Incapacity. In the event of the termination of Mr. Patch’s employment due to his incapacity, Mr. Patch is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement and any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to his death. Mr. Patch and his eligible dependents will also be entitled to continuation of benefits for two years following his termination. In addition, Mr. Patch will be entitled to the immediate vesting of all outstanding equity awards.

Termination Without Cause. In the event that we terminate Mr. Patch’s employment without cause (as defined in the agreement), he will be entitled to receive a lump sum amount equal to the sum of (i) any accrued and unpaid salary, (ii) any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to the termination date of the agreement, (iii) the salary and automobile allowance payable through the expiration date of the agreement, (iv) one times his salary in effect as of the termination date of the agreement, and (v) an amount equal to his target incentive bonus for the year in which his termination occurs. In addition, Mr. Patch will be entitled to the immediate vesting of all outstanding equity awards.

Change of Control. If following, or in connection with, a change of control (as defined in the agreement), Mr. Patch resigns for good reason or we terminate his employment without cause, he will be entitled to receive a lump sum payment equal to the sum of (i) any accrued and unpaid salary, (ii) any bonuses declared to be payable to Mr. Patch for any fiscal periods prior to the termination date of the agreement, (iii) the salary and automobile allowance payable through the expiration date of the agreement, (iv) one times his salary in effect as of the termination date of the agreement, and (v) an amount equal to his target incentive bonus for the year in which his termination occurs. In addition, Mr. Patch and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement. Upon a change of control, Mr. Patch will also be entitled to the immediate vesting of all outstanding equity awards.

In the event that any payments or other benefits made to Mr. Patch are subject to excise taxes, interest or penalties under Section 409A of the Internal Revenue Code, he will receive a tax gross-up payment.

Potential Payments upon a Termination or Change of Control

The tables that follow summarize the potential compensation that would have been payable to each of our Named Executive Officers as a result of a termination of the Named Executive Officer’s employment or a change of control. The tables generally assume that the Named Executive Officer’s employment terminated on December 31, 2011 and, if applicable, that the change of control occurred on December 31, 2011. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $38.71, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 30, 2011.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the Named Executive Officers would have been entitled to receive on December 31, 2011, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

●	Defined Contribution Plans. Each of the Named Executive Officer’s account balances under the 401(k) plan, including any Company contributions, were fully vested as of December 31, 2011.

●
Vested Equity Awards. Once vested, restricted stock awards are not forfeitable. The number and fair market value of all shares of restricted stock that were vested as of December 31, 2011 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

●
Life Insurance. Each of the Named Executive Officers is entitled to receive Company paid group term life insurance of one times his or her base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

●
Executive Medical Benefits. Pursuant to his employment agreement, Mr. Khoury and his spouse are entitled to receive medical benefits for the remainder of their lives regardless of the reason for termination of employment.

The amounts shown in the tables below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2011 and do not reflect any actual payments to be received by the Named Executive Officers:

Amin J. Khoury

					Change of Control
					Contempraneous
					Involuntary	Contemporaneous
Compensation	Voluntary			Involuntary	Termination/	Resignation With	Remain
Element	Resignation	Incapacity	Death	Termination	Resignation	Good Reason	Employed
Lump-sum of Salary for Contract Term/Severance Payment	$1,160,000	$6,960,000	$3,480,000	$4,640,000	$1,160,000	$4,640,000	$--

Accrued Cash Incentive Compensation	--	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000	--

Retirement Contribution	--	--	--	5,220,000	5,220,000	5,220,000	--

Total Cash Payments	1,160,000	8,960,000	5,480,000	11,860,000	8,380,000	11,860,000	--

Acceleration of Unvested Equity Awards	--	12,561,085	12,561,085	12,561,085	12,561,085	12,561,085	12,561,085

TOTAL	$1,160,000	$21,521,085	$18,041,085	$24,421,085	$20,941,085	$24,421,085	$12,561,085

Werner Lieberherr

	Voluntary				Change of Control
	Resignation/			Termination	Resignation/	Termination
Compensation	Termination for			Without	Remain	Without
Element	Cause	Incapacity	Death	Cause	Employed	Cause
Lump-sum of Salary for Contract Term/Severance Payment	$--	$1,800,000	$1,800,000	$2,400,000	$--	$2,400,000

Benefit Continuation	--	110,976	110,976	71,376	--	71,376

Retirement Contribution	--	--	278,126	278,126	--	278,126

Total Cash Payments	--	1,910,976	2,189,102	2,749,502	--	2,749,502

Acceleration of Unvested Equity Awards	--	3,337,692	3,337,692	3,337,692	3,337,692	3,337,692

TOTAL	$--	$5,248,668	$5,526,794	$6,087,194	$3,337,692	$6,087,194

Thomas P. McCaffrey

					Involuntary
					Termination	Change of Control
					Without		Contemporaneous
		Resignation			Cause/		Resignation/
Compensation	Termination	Without Good			for Good	Remain	Involuntary
Element	for Cause	Reason	Incapacity	Death	Reason	Employed	Termination
Lump-sum of Salary for Contract Term/Severance Payment	$--	$541,000	$1,623,000	$1,623,000	$2,705,000	$--	$1,082,000

Accrued Cash Incentive Compensation	--	811,500	811,500	811,500	811,500	--	811,500

Benefit Continuation	--	--	73,330	33,730	33,730	--	--

Retirement Contribution	--	--	--	--	946,159	--	--

Total Cash Payments	--	1,352,500	2,507,830	2,468,230	4,496,389	--	1,893,500

Acceleration of Unvested Equity Awards	--	--	3,794,780	3,794,780	3,794,780	3,794,780	3,794,780

TOTAL	$--	$1,352,500	$6,302,610	$6,263,010	$8,291,169	$3,794,780	$5,688,280

Sean Cromie

					Change of Control
	Voluntary					Termination
	Resignation/				Resignation/	Without
Compensation Element	Termination for Cause	Incapacity	Death	Termination Without Cause	Remain Employed	Cause/Resignation with Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$390,000	$390,000	$780,000	$--	$780,000

Benefit Continuation	--	23,026	23,026	9,826	--	9,826

Total Cash Payments	--	413,026	413,026	789,826	--	789,826

Acceleration of Unvested Equity Awards	--	925,943	925,943	550,379	925,943	925,943

TOTAL	$--	$1,338,969	$1,338,969	$1,340,205	$925,943	$1,715,769

Wayne Exton

	Voluntary				Change of Control
	Resignation/			Termination	Resignation/	Termination
Compensation	Termination for			Without	Remain	Without
Element	Cause	Incapacity	Death	Cause	Employed	Cause
Lump-sum of Salary for Contract Term/Severance Payment	$--	$77,970	$77,970	$447,570	$--	$447,570

Benefit Continuation	--	4,203	--	4,203	--	4,203

Total Cash Payments	--	82,173	77,970	451,773	--	451,773

Acceleration of Unvested Equity Awards	--	1,775,512	1,775,512	--	1,775,512	1,775,512

TOTAL	$--	$1,857,685	$1,853,482	$451,773	$1,775,512	$2,227,285

Richard M. Sharpe

					Change of Control
	Voluntary					Termination
	Resignation/				Resignation/	Without
Compensation Element	Termination for Cause	Incapacity	Death	Termination Without Cause	Remain Employed	Cause/Resignation with Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$136,767	$136,767	$552,767	$--	$552,767

Total Cash Payments	--	136,767	136,767	552,767	--	552,767

Acceleration of Unvested Equity Awards	--	2,341,452	2,341,452	--	2,341,452	2,341,452

TOTAL	$--	$2,478,219	$2,478,219	$552,767	$2,341,452	$2,894,219

Ryan M. Patch

					Change of Control
	Voluntary					Termination
	Resignation/				Resignation/	Without
Compensation Element	Termination for Cause	Incapacity	Death	Termination Without Cause	Remain Employed	Cause/Resignation with Good Reason
Lump-sum of Salary for Contract Term/Severance Payment	$--	$876,000	$876,000	$1,314,000	$--	$1,314,000

Accrued Cash Incentive Compensation	--	407,500	407,500	407,500	--	407,500

Benefit Continuation	--	47,783	47,783	47,783	--	47,783

Total Cash Payments	--	1,331,283	1,331,283	1,769,283	--	1,769,283

Acceleration of Unvested Equity Awards	--	2,139,153	2,139,153	2,139,153	2,139,153	2,139,153

TOTAL	$--	$3,470,436	$3,470,436	$3,908,436	$2,139,153	$3,908,436

Policy and Procedures for the Review and Approval of Related Person Transactions

We have adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeds $120,000. The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company; (2) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party; and (3) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board of Directors has identified as not involving a direct or indirect material interest and are therefore, not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Certain Relationships and Related Transactions

There are no reportable transactions pursuant to this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and certain officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge:

Gifts of our common stock to educational institutions made by Mr. Cowart in prior years were reported late on a Form 5, Annual Statement of Changes in Beneficial Ownership of Securities, which was filed during 2012. These educational gifts were made in three transactions and should have been reported earlier on two Forms 5.

During 2011, Mr. Cromie filed one Form 4, Statement of Changes in Beneficial Ownership, late, reporting a single open-market transaction in our common stock.

Except as set forth in the above statements, based solely on a review of the copies of reports furnished to us and, with respect to our officers and directors, written representations that no other reports were required, with respect to the year ended December 31, 2011, all other Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were complied with.

In making the above statements, we have relied on the written representations of our directors and officers and copies of the reports that have been filed with the SEC.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2012 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2011 fiscal year. In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of our Employee Stock Purchase Plan and performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors above. For information concerning fees paid to Deloitte & Touche LLP, see Principal Accountant Fees and Services below.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2011.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee of the Company’s Board of Directors considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee of the Company’s Board of Directors also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Deloitte & Touche LLP during the fiscal years ended December 31, 2011 and December 31, 2010.

	2011	2010
	(in thousands)	(in thousands)
Audit Fees	$3,787	$3,216
Audit-Related Fees	52	52
Tax Fees	1,342	1,566
All Other Fees	43	-
Total	$5,224	$4,834

Audit Fees

Audit fees in 2011 and 2010 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the SEC.

Audit-Related and All Other Fees

Audit-related fees in 2011 and 2010 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with the Employee Stock Purchase Plan audit, acquisition-related and other services.

Tax Fees

Tax fees in 2011 and 2010 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with services for tax compliance, tax planning, tax advice and tax audit assistance.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP. Any services provided by Deloitte & Touche LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2011, none of the fees paid to Deloitte & Touche LLP were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

PROPOSAL NO. 5

APPROVAL OF AN AMENDMENT OF THE
BE AEROSPACE, INC. 2005 LONG-TERM INCENTIVE PLAN

The Board of Directors has unanimously approved, subject to stockholder approval, the following amendments to the Company’s 2005 Long-Term Incentive Plan, as amended and restated (the “2005 Plan”):

An increase in the number of shares of common stock available for awards under the 2005 Plan from 7,500,000, to 12,500,000;

An increase in the number of shares of common stock that may be subject to restricted stock, restricted stock units and other awards payable in shares of common stock under the 2005 Plan from 7,500,000 to 12,500,000 shares; and

Increase the term of the 2005 Plan through July 25, 2022 (currently, July 25, 2015).

The 2005 Plan, which was originally approved by the Company’s stockholders in July 2005 and amended in 2006 and 2009, was established for two reasons. First, the 2005 Plan promotes the long-term success of the Company by providing eligible individuals with the opportunities to obtain a proprietary interest in the Company through the grant of equity-based awards. These awards will provide participants with incentives to contribute to the Company’s long-term growth and profitability. Second, the 2005 Plan will assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company. In 2011, the Company granted equity awards to approximately 300 employees representing approximately 4% of our workforce. Of the 681,964 shares underlying equity awards granted in 2011, more than 60% were granted to employees other than our Named Executive Officers.

The Board of Directors believes that the proposed amendments are essential to the Company’s continued success and are vital to its ability to attract and retain highly skilled employees. The Board of Directors believes that the proposed amendments will provide the Company with flexibility to adopt equity compensation practices to reflect changes in the Company’s business conditions, the regulatory environment and the markets for labor in which the Company competes. The use of equity as part of the Company’s compensation program is critical to the historical and continued success of the Company. Our equity awards foster an ownership culture among employees by aligning the financial interests of employees with those of our stockholders. Equity awards also help motivate employees to perform at peak levels because the value of these awards is linked to the Company’s long-term performance.

The terms of our equity awards are also designed to protect stockholder interests. The Compensation Committee determines the vesting and cancellation provisions for annual equity awards. The awards generally vest in four equal annual installments commencing on the first anniversary of the date of grant with accelerated vesting upon a change of control of the Company. In general, if an employee is terminated for any reason other than due to death or disability, the unvested portion of the employee’s equity award will be cancelled. In addition, vesting of a portion of the equity awards granted to certain employees is also tied to the attainment of specified annual return on equity targets (as defined).

The Board of Directors believes that the proposed amendments to the 2005 Plan are in the best interests of our stockholders and supports this proposal. The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the Meeting, is required to approve the amendments to the 2005 Plan. On April 24, 2012 the closing market price of the common stock on the NASDAQ Global Select Market was $46.58.

The following is a summary of the principal provisions of the 2005 Plan, but is not intended to be a complete description of all its terms and provisions. This description is qualified by reference to the plan document, a copy of which is attached to this proxy statement as Annex A.

Administration. The 2005 Plan is administered by the Compensation Committee. The Compensation Committee has the full authority to construe and interpret the 2005 Plan, including the authority to determine who will be granted awards, the terms and conditions of awards and the number of shares subject to an award. To the extent permitted by applicable laws, rules and regulations, the Compensation Committee may delegate its authority under the 2005 Plan to subcommittees or individuals, including the Company’s officers, subject to certain exceptions.

Eligibility. Awards under the 2005 Plan may be granted to officers, employees, directors, consultants, advisors and independent contractors of the Company or any of its subsidiaries or joint ventures, partnerships or business organizations in which the Company or its subsidiaries have an equity interest.

Number of Shares of Common Stock Available for Issuance. Currently, the maximum aggregate number of shares of common stock that may be issued under the 2005 Plan is 7,500,000 plus any shares of common stock that are available, or that become available, for issuance under the Company’s prior plans upon cancellation or expiration of outstanding awards. If this Proposal No. 5 is approved, the 7,500,000 figure referred to above will be increased to 12,500,000. Shares of common stock covered by awards granted under the 2005 Plan that are canceled or otherwise expire without having been exercised or settled generally will become available for issuance pursuant to a new award. In addition, if an award is settled through the payment of cash or other non-stock consideration, the shares of common stock subject to the award will become available for issuance pursuant to a new award. Shares of common stock issued pursuant to the 2005 Plan may be authorized but unissued shares, issued shares that have been reacquired by the Company and that are being held in treasury, or any combination thereof. All of the shares available for issuance may be issued pursuant to incentive stock options.

Special Limits on Awards. If this Proposal No. 5 is approved, the 2005 Plan will contain the following limitations with respect to awards granted thereunder:

The maximum aggregate number of shares of common stock that may be issued pursuant to restricted stock, restricted stock units and other awards payable in shares of common stock is 12,500,000 shares (currently 7,500,000 shares);

The maximum number of shares of common stock that may be issued pursuant to stock options and stock appreciation rights granted to an eligible individual in any calendar year will be 250,000;

The maximum number of shares of common stock that may be issued pursuant to awards (other than options or stock appreciation rights) in any calendar year will be 750,000; and

The maximum dollar value of awards (other than options or stock appreciation rights) that may be granted to  any individual in any calendar year is $12,500,000.

Awards Under the 2005 Plan

Generally. The 2005 Plan authorizes the following awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and other forms of equity-based or equity-related awards that the Compensation Committee determines to be consistent with the purposes of the 2005 Plan and the best interests of the Company. The Compensation Committee has the authority to determine the terms and conditions of the awards at the time of grant, including vesting, exercisability, payment and the effect, if any, that a participant’s termination of service will have on an award. The Compensation Committee may also determine whether any award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code.

Stock Options. Stock options may be either nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code). The exercise price of all stock options generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. Options will have a term approved by the Compensation Committee which cannot exceed ten years. Subject to the provisions of the related award document, the exercise price of a stock option may be paid (i) in cash; (ii) in shares of common stock already owned by the participant; (iii) in a combination of cash and shares; (iv) through net share settlement; or (v) through a “cashless exercise” procedure authorized by the Compensation Committee.

Stock Appreciation Rights. A stock appreciation right generally entitles a participant to receive, upon satisfaction of certain conditions, an amount equal to the excess, if any, of the fair market value on the date of exercise of the number of shares of common stock for which the stock appreciation right is exercised over the exercise price for such stock appreciation right. The exercise price of a stock appreciation right generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. Payments to a participant upon exercise of a stock appreciation right may be made in cash or shares of common stock or a combination of cash and shares. The Compensation Committee may grant stock appreciation rights alone or in tandem with stock options.

Restricted Stock and Performance Stock. An award of restricted stock or performance stock generally consists of one or more shares of common stock granted or sold to a participant, subject to the terms and conditions established by the Compensation Committee. Restricted stock and performance stock may, among other things, be subject to restrictions on transferability, vesting requirements, performance targets, as applicable, or other specified circumstances under which it may be canceled.

Restricted Stock Units (“RSUs”) and Performance Stock Units. An RSU or performance unit generally represents the right of a participant to receive one or more shares of common stock, subject to the terms, conditions, restrictions and performance targets, as applicable, established by the Compensation Committee. The RSUs and performance units will be paid in shares of common stock, cash or a combination of cash and shares, with an aggregate value equal to the fair market value of the shares of common stock at the time of payment.

Other Equity Awards. The Compensation Committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that it determines to be consistent with the purposes of the 2005 Plan and the interests of the Company. These awards may provide for cash payments based in whole or in part on the value (or future value) of shares of common stock, for the acquisition (or future acquisitions) of shares of common stock, or for any combination thereof.

Performance-Based Awards. The Compensation Committee may determine whether any award is a “performance-based” award for purposes of Section 162(m) of the Internal Revenue Code. Any such award designated to be “performance-based compensation” will be conditioned on the achievement of one or more specified performance goals established by the Compensation Committee at the date of grant. The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the Compensation Committee deems appropriate: net income, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating or gross margin, growth rates, operating income growth, return on assets, total stockholder return, share price, return on equity, operating earnings, diluted earnings per share or earnings per share growth, or any combination thereof. The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, operating division or business unit. Performance goals may be measured on an absolute or cumulative basis or on the basis of a percentage of improvement over time. Further, performance goals may be measured in terms of Company performance (or performance of the applicable subsidiary, operating division or business unit), or measured relative to selected peer companies or a market index.

The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)). Each participant will be assigned a target number of shares or cash value payable if the target performance goals are achieved. The Compensation Committee will certify the attainment of the performance goals as of the end of the applicable performance period. The Compensation Committee may determine, at the time of the award grant, that if performance exceeds a participant’s target, the award may be settled with a payment greater than the target award, but in no event may such payment exceed the Special Limits specified above. The Compensation Committee retains the right to reduce any award notwithstanding the attainment of the performance targets.

Change in Control. Upon a change in control of the Company (as defined in the 2005 Plan), the Board of Directors or the Compensation Committee may (i) provide for the automatic vesting and immediate exercisability of all outstanding awards; (ii) provide for the assumption of, or substitution for, the outstanding awards by the surviving corporation resulting from the change in control; (iii) permit or require participants to surrender outstanding options in exchange for a cash payment equal to the difference between the highest price paid in the change in control and the exercise price; or (iv) make such other adjustments to the outstanding awards as the Board of Directors or the Compensation Committee deems appropriate to reflect such change in control.

Substitute Awards.  The Company may assume or substitute awards for outstanding employee equity awards of a company it acquires or combines with.  Shares underlying substitute awards will not be counted against the number of shares remaining available for issuance under the 2005 Plan.

Deferrals. Subject to applicable laws, the Compensation Committee may, in its sole discretion, permit participants to defer payment or settlement of an award to a date selected by the participant.

Repricing of Options and Stock Appreciation Rights. The 2005 Plan prohibits the direct or indirect repricing of options and stock appreciation rights, without stockholder approval.

Adjustment; Changes in Capitalization. In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, liquidation, merger or other corporate event affecting the common stock, the aggregate number of shares of common stock available for issuance under the 2005 Plan, the various limits, and the number of shares subject to, and the exercise price of, outstanding awards may be proportionately adjusted by the Compensation Committee.

Transferability. Awards granted under the 2005 Plan are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order; however, the Compensation Committee may, subject to the terms it specifies in its discretion, permit the transfer of an award (i) to the award-holder’s family members; (ii) to one or more trusts established in whole or in part for the benefit of such family members; (iii) to one or more entities that are owned in whole or in part by such family members; or (iv) to any other individual or entity permitted by law.

Amendment and Termination. Subject to applicable laws, the Board of Directors may amend the 2005 Plan in any manner that does not require stockholder approval or adversely affect the rights of participants under the 2005 Plan. The Board of Directors will have broad authority to amend the 2005 Plan or an award made thereunder without the consent of a participant to the extent that it deems necessary or desirable to comply with, or take into account (i) changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations or (ii) unusual or nonrecurring events or market conditions, or (iii) significant acquisitions or dispositions of assets or other property by the Company or (iv) adverse or unintended tax consequences under Section 409A of the Internal Revenue Code.

Term of the 2005 Plan. Currently, the 2005 Plan will expire on July 25, 2015. If this Proposal No. 5 is approved, the 2005 Plan will remain in effect until July 25, 2022, which is the tenth anniversary of the date of the 2012 annual meeting of stockholders of the Company, unless earlier terminated by the Board of Directors.

New Plan Benefits. Because awards under the 2005 Plan are determined by the Compensation Committee in its sole discretion each year, the Company cannot determine the benefits or amounts that will be received or allocated in the future under the 2005 Plan. In 2011, we granted an aggregate of 681,964 RSU and restricted stock awards to approximately 300 employees representing approximately 4% of our workforce) including each of our named executive officers.

U.S. Federal Income Tax Consequences

Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the participant will recognize ordinary income equal to the amount the fair market value of the shares on the exercise date exceeds the exercise or grant price. Upon a subsequent sale of the acquired shares of common stock, any additional gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

Incentive Stock Options. A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired shares of common stock before the end of the two-year and one-year holding periods, the participant generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the shares have been held for more than one year.

Restricted Stock; Restricted Stock Units. A participant will not recognize taxable income upon the grant of restricted stock or RSUs. Instead, the participant will recognize ordinary income at the time of settlement of RSUs or at the time of vesting of restricted stock equal to the fair market value of the shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one-year long-term capital gains holding period begins on the date of grant.

Tax Effect for the Company. The Company generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to named executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000. However, the Company may preserve the deductibility of compensation over $1,000,000 if certain conditions are met. These conditions include stockholder approval of the 2005 Plan, setting limits on the number of shares that may be issued pursuant to awards, and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award will be paid or vest. As described above, the 2005 Plan has been designed to permit the Compensation Committee to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m).

The foregoing is not to be considered tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel. The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation or state and local taxes.

The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the meeting is required to approve the amendment of the 2005 Plan.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT OF THE 2005 PLAN DESCRIBED ABOVE AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

Equity Compensation Plan Information

The Company maintains the following equity compensation plans under which the Company’s common stock is authorized for issuance to employees and directors in exchange for services: 2005 Long-Term Incentive Plan, Amended and Restated 1989 Stock Option Plan, 1991 Directors’ Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors’ Stock Option Plan, 1994 Employee Stock Purchase Plan and Non-Employee Directors Deferred Stock Plan. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company’s stockholders; the other plans have received the approval of the Company’s stockholders. The only plans which remain currently active are the 2005 Long-Term Incentive Plan as Amended and Restated, the Amended and Restated 1994 Employee Stock Purchase Plan and the Non-Employee Directors Stock and Deferred Compensation Plan. The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2011:

	(a)		(c)
	Number of Securities		Number of Securities
	to be Issued Upon	(b)	Available for Future
	Exercise of	Weighted Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(Excluding Securities
	Warrants and	Warrants and Rights	Reflected in
Plan Category	Rights (1)	($)	Column (a)) (2)
Equity Compensation Plans approved by security
holders (3):	24,500	$10.42	1,518,016
Equity Compensation Plans not approved by security
holders (4):	76,798	7.36	--
Total	101,298	$8.10	1,518,016

(1)	As of December 31, 2011, the weighted average remaining contractual life of all outstanding stock options was 2.4 years.

(2)	Numbers in this column also include rights granted pursuant to the 1994 Employee Stock Purchase Plan and rights under the Non-Employee Directors Deferred Stock Plan.

(3)
Awards were granted pursuant to the following plans: the 2005 Long-Term Incentive Plan, the Amended and Restated 1989 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the 2001 Stock Option Plan and the 2001 Directors’ Stock Option Plan. The Company will not make any further awards under the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan, the Amended and Restated 1989 Stock Option Plan or the 1991 Directors’ Stock Option Plan.

(4)	Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under these plans.

Non-Stockholder Approved Plans. The material terms of the Company’s non-stockholder approved equity compensation plans are summarized below.

United Kingdom 1992 Employee Share Option Scheme. The Board of Directors adopted the United Kingdom 1992 Employee Share Option Scheme on July 15, 1992. The UK plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom.

The exercise price of the share options granted under the UK plan were determined by the Board of Directors and are equal to 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board of Directors, share options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. Upon an optionee’s termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change of control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

1996 Stock Option Plan. The Board of Directors adopted the 1996 Stock Option Plan on August 16, 1996. The plan provides for the grant of nonstatutory stock options to employees, consultants and advisors of the Company and its subsidiaries other than directors and executive officers. No further option grants will be made under the plan.

The exercise price of the options is determined by the Board of Directors but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board of Directors, options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

Upon an optionee’s termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least 10 years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change of control of the Company either (i) all outstanding options will become immediately exercisable at least 20 days prior to the change of control and will terminate upon the effective date of the change of control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change of control.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2013 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 12, 2013 to be considered for inclusion in the Company’s proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the June 12, 2012 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2013 or 2014, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.11 of the Company’s By-laws.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and our Annual Report on Form 10-K are available on our website at www.beaerospace.com.

If you want to receive a paper copy or email pdf copy of these documents, you must request one. There is no charge. Please contact:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Investor Relations
Telephone: 561-791-5000

ANNEX A

BE AEROSPACE, INC. 2005 LONG-TERM INCENTIVE PLAN

(Amended and Restated as of July ___, 2012)

1.             Purposes of the Plan

The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of equity-based awards and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

The Plan is intended to replace the Prior Plans (as the term is defined below) and upon the Effective Date, no further options shall be granted under the Prior Plans.

2.             Definitions and Rules of Construction

(a)        Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Unit or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award.  An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change in Control” has the meaning assigned to it for purposes of the employment agreement or consulting agreement, as the case may be, applicable to the Participant.  If there is no employment or consulting agreement or if the employment agreement or consulting agreement contains no such term, “Change in Control” means:

(i)
The consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to the reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to the reorganization, merger, consolidation or other transaction; or

(ii)	The consummation of a liquidation or dissolution of the Company; or

(iii)	The sale of all or substantially all of the assets of the Company; or

(iv)
Individuals who, as of the Effective Date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(v)
The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Exchange Act of more than 25% of either the then outstanding Shares of the Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (A) the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest, (B) any person, entity or “group” that as of the Effective Date owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or a Controlling Interest or (C) any employee benefit plan of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code, the payment or settlement of which will accelerate upon a Change in Control, no event set forth in an agreement applicable to a Participant or clauses (i), (ii) or (iii) will constitute a Change in Control for purposes of the Plan and any Award Document unless the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable guidance, rulings and regulations promulgated thereunder.

“Committee” means the Stock Option and Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.  The Committee shall serve at the pleasure of the Board and shall meet the requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act; provided, however, that if any Committee member is found not to have the qualification requirements of Section 162(m) and/or Section 16(b), any actions taken or Awards granted shall not be invalidated by this failure to so qualify; and provided, further, that the Board may perform any duties delegated to the Committee and in these instances, any reference to the Board shall be deemed a reference to the Committee.

“Common Stock” means the common stock of the Company, par value $0.01 per Share, or such other class of Share or other securities as may be adjusted under Section 13(b) of the Plan.

“Company” means BE Aerospace, Inc, a Delaware corporation, or any successor to all or substantially all of its business that adopts the Plan.

“Disability” has the meaning assigned to it for purposes of the employment agreement or consulting agreement, as the case may be, applicable to the Participant.  If there is no employment or consulting agreement or such agreement contains no such term, “Disability” has the meaning set forth in the long-term disability plan applicable to the Participant.  Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code, the payment or settlement of which will accelerate upon a disability, “Disability” will have the meaning ascribed thereto under Section 409A of the Code.

“Effective Date” means ________, 2012, the date on which the Plan, as amended, is approved by the stockholders of the Company.

“Eligible Individuals” means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to a share of Common Stock, the fair market value of the Share as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee.  In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share of Common Stock shall equal the closing selling price of a Share of Common Stock on the trading day immediately preceding the date on which the valuation is made as reported on the composite tape for securities listed on the Nasdaq National Market (“Nasdaq”), or such other national securities exchange as may be designated by the Committee, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on such automated system on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred).

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award other than an Option, Restricted Stock, Restricted Stock Unit, Performance Stock, Performance Unit or Stock Appreciation Right granted pursuant to Section 11 of the Plan.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Stock” means a Target Number of Shares granted pursuant to Section 10(a) of the Plan.

“Performance Target” means the performance measures established by the Committee from among the performance criteria provided in Section 6(h) and set forth in the applicable Award Document.

“Performance Unit” means a right to receive a Target Number of Shares or cash in the future granted pursuant to Section 10(b) of the Plan.

“Plan” means the BE Aerospace, Inc. 2005 Long-Term Incentive Plan, as may be amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Prior Plans” means, collectively, the BE Aerospace, Inc. 2001 Stock Option Plan, the BE Aerospace, Inc. 2001 Director’s Stock Option Plan, the 1996 Stock Option Plan, the United Kingdom 1992 Employee Share Option Scheme and the BE Aerospace’s Amended and Restated 1989 Stock Option Plan.

“Restricted Stock” means Shares granted or sold to a Participant pursuant to Section 8(b) of the Plan.

“Restricted Stock Unit” means a right to receive a Share (or cash, if applicable) in the future granted pursuant to Section 8(a) of the Plan.

“Section 162(m) Award” means an Award that is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

“Shares” means shares of Common Stock.

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9 of the Plan.

“Subsidiary” means (i) a domestic or foreign corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of the corporation’s board of directors or analogous governing body, or (ii) any other domestic or foreign corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.  For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity.

“Target Number” means the target number of Shares or cash value established by the Committee and set forth in the applicable Award Document.

(b)        Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise.  Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.            Administration

(a)        Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i)          select the Participants from the Eligible Individuals;

(ii)         grant Awards in accordance with the Plan;

(iii)        determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv)        determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or a Change in Control of the Company;

(v)         subject to Section 16, amend the terms and conditions of an Award after grant;

(vi)        specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii)       construe and interpret any Award Document delivered under the Plan;

(viii)      make factual determinations in connection with the administration or interpretation of the Plan;

(ix)        adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(x)         employ legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and rely upon any advice, opinion or computation received therefrom;

(xi)        vary the terms of Awards to take account of tax and securities laws and other regulatory requirements or to procure favorable tax treatment for Participants;

(xii)       correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii)       make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b)        Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)        Determinations of Committee Final and Binding. All determinations by the Committee or its delegate in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.

(d)        Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons it deems necessary, appropriate or advisable under conditions or limitations as it may set at the time of the delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) pursuant to Section 16 of the Plan.  For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(d).

(e)        Liability of Committee. Subject to applicable laws, rules and regulations (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan, and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation and Bylaws as they may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(f)         Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.            Eligibility

(a)        Eligible Individuals. Awards may be granted to officers, employees, directors, consultants, advisors and independent contractors of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest.  Only employees of the Company or a Parent or Subsidiary may be granted Incentive Stock Options.  The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.  Under the Plan, references to “employment” or “employed” include the engagement of Participants who are consultants, advisors and independent contractors of the Company or its Subsidiaries.

(b)        Grants to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of the Eligible Individual having received a prior Award or having been previously designated as a Participant.  The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.            Shares Subject to the Plan

(a)        Plan Limit. Subject to adjustment in accordance with Section 13 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be twelve million five hundred thousand (12,500,000) plus any Shares that are available for issuance under the Prior Plans or that become available for issuance upon cancellation, forfeiture or expiration of awards granted under the Prior Plans without having been exercised, settled or sold.  Shares to be issued under the Plan may be authorized and unissued Shares, issued Shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof.  All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options, the rules set forth in Section 5(b) shall not apply to the extent not permitted under Section 422 of the Code.

(b)        Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award.  For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award and (ii) all of the Shares covered by a stock-settled Stock Appreciation Right to the extent exercised (not limited to the Shares actually issued to Participants, but also including Shares withheld by the Company for taxes in connection with such exercise), will not be added back to the Plan Limit.  In addition, for purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

(c)        Special Limits. Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13(b), the following special limits shall apply to Shares available for Awards under the Plan:

(i)          the maximum number of Shares that may be issued pursuant to Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and Other Awards that are payable in Shares granted under the Plan shall equal twelve million five hundred thousand (12,500,000) Shares in the aggregate;

(ii)         the maximum number of Shares that may be issued pursuant to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal two hundred fifty thousand (250,000) Shares;

(iii)        the maximum number of Shares that may be issued pursuant to Awards (other than Options and Stock Appreciation Rights) granted to any Eligible Individual in any calendar year shall equal seven hundred fifty thousand (750,000) Shares (measured as of the date of grant);

(iv)        the maximum dollar value of Awards (other than Options or Stock Appreciation Rights) that may be granted to any Eligible Individual in any calendar year is twelve million five hundred thousand dollars ($12,500,000) (measured as of the date of grant); and

(v)         any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to this Section 5(c).

6.            Awards in General

(a)         Types of Awards. Awards under the Plan may consist of Options, Restricted Stock Units, Restricted Stock, Stock Appreciation Rights, Performance Stock, Performance Units and Other Awards.  Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Awards, as the Committee may determine.  Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b)         Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for the Award, which shall contain terms and conditions not inconsistent with the Plan.  Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award, or (iii) the date on which any Award first becomes exercisable.  The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms.  Accordingly, the terms of individual Award Documents may vary.

(c)         Vesting. The Committee shall specify at the time of grant the vesting provisions of an Award; provided, however, that (i) Restricted Stock Awards that are intended to be “performance-based awards” pursuant to Section 6(h) shall not vest earlier than the first anniversary of the date of grant and (ii) all other Restricted Stock Awards shall not vest earlier than one third (1/3) per year over a three year period (in each case, vesting may accelerate upon a termination of employment pursuant to Section 6(d)).

(d)         Termination of Employment. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries or affiliates.  Subject to Section 409A of the Code and other applicable laws, rules and regulations, in connection with a Participant’s termination of employment, the Committee shall have the discretion to (i) accelerate the vesting, exercisability or settlement of, (ii) accelerate or eliminate the restrictions and conditions applicable to, or (iii) extend the post-termination exercise period of an outstanding Award.  The provisions described in this Section 6(d) may be specified in the applicable Award Document or determined at a subsequent time.

(e)         Change in Control. The Committee shall have full authority to determine the effect, if any, of a Change in Control of the Company on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or, subject to Section 409A of the Code and other applicable laws, rules and regulations, determined at a subsequent time.  Except as otherwise specified in an Award Document (or in a Participant’s employment agreement) and subject to applicable laws, rules and regulations (including Section 409A of the Code), the Board or the Committee shall, at any time prior to, coincident with or after the effective time of a Change in Control, take such actions as it may consider appropriate, including, without limitation:  (i) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award (including the deemed attainment of Performance Targets) or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Board or the Committee; (ii) making other adjustments to the Awards then outstanding as the Committee deems appropriate to reflect the Change in Control; (iii) causing the Awards then outstanding to be assumed, or new rights to be substituted for the Awards, by the surviving corporation in the Change in Control; or (iv) permitting or requiring Participants to surrender outstanding Options or Stock Appreciation Rights in exchange for a cash payment equal to the difference between the highest price paid for a Share in the Change in Control transaction and the Exercise Price of the Options or Stock Appreciation Rights .

(f)          Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award.  The payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code.  Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

(g)         Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13(b) of the Plan.

(h)         Section 162(m) Awards.  (i) The Committee may determine whether any Award under the Plan is intended to be “qualified performance-based compensation” as that term is used in Section 162(m) of the Code.  Any Awards designated to be “qualified performance-based compensation” shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and shall be subject to all other conditions and requirements of Section 162(m).  The Performance Targets that may be used by the Committee for such Awards will be based on measurable and attainable financial goals for the Company, one or more of its operating divisions, Subsidiaries or business units or any combination of the above from the following: net income, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating or gross margin, growth rates, operating income growth, return on assets, total stockholder return, Share price, return on equity, operating earnings, diluted earnings per Share or earnings per Share growth, or a combination thereof as selected by the Committee.  The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, operating division, department, region, function or business unit) or measured relative to selected peer companies or a market or other index.  In addition, for Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish Performance Targets based on other criteria as it deems appropriate.

(ii)         The Participants to receive Section 162(m) Awards shall be designated and the applicable Performance Targets shall be established by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code).  Each Participant shall be assigned a Target Number payable if Performance Targets are achieved.  Any payment of a Section 162(m) Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied.  The Committee may determine, at the time of grant, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Number, but in no event may the payment exceed the limits set forth in Section 5(c).  The Committee retains the right to reduce any Section 162(m) Award notwithstanding the attainment of the Performance Targets.  In the event that one or more members of the Committee are not “outside directors” as that term is defined in Section 162(m) of the Code, the grant and terms of Awards intended to qualify as Section 162(m) Awards will be made by a subcommittee appointed in accordance with Section 3(d) of the Plan consisting of two or more “outside directors” for purposes of Section 162(m) of the Code.

(i)          Deferrals. In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant.  The terms of any deferrals must comply with all applicable laws, rules and regulations including, without limitation, Section 409A of the Code.  No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

(j)          Repricing of Options and Stock Appreciation Rights. Notwithstanding anything in the Plan to the contrary, the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights. The foregoing shall not prevent adjustments pursuant to Section 13(b) of the Plan.

7.            Terms and Conditions of Options

(a)         General. The Committee may grant Options to Eligible Individuals and shall determine whether the Options shall be Incentive Stock Options or Nonqualified Stock Options.  Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, as amended from time to time.

(b)         Exercise Price. The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant.  In no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and may be less than the one hundred percent (100%) of the Fair Market Value.  Payment of the exercise price of an Option shall be made in any form approved by the Committee at the time of grant.

(c)         Term. An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to the Option, and the Committee may extend the term of an Option after the time of grant; provided, however, that the term of an Option may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Option.

(d)         Exercise; Payment of Exercise Price.  Options shall be exercised by delivery of a notice of exercise in a form approved by the Company. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash (or cash equivalents), (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option and equal in value to the exercise price, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price, or (v) by such other means as the Committee may authorize.  In accordance with the rules and procedures authorized by the Committee from time to time for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee that permits Participants to exercise Options by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or through other procedures determined by the Company from time to time.

8.            Terms and Conditions of Restricted Stock Units and Restricted Stock

(a)         Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Individuals.  A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares.  Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be cancelled.  Upon settlement, the Restricted Stock Units shall be paid in Shares, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.

(b)         Restricted Stock.  The Committee may grant or sell Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.  Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be cancelled.

9.            Stock Appreciation Rights

(a)         General. The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals.  A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right specified in the applicable Award Document.  The grant price per Share of Shares covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant, but in no event shall the grant price of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the grant price of a Substitute Award granted as a Stock Appreciation Right shall be in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value.  Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares, or in a combination of cash and Shares.

(b)         Term. A Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Stock Appreciation Right, and the Committee may extend the term of a Stock Appreciation Right after the time of grant; provided, however, that the term of a Stock Appreciation Right may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Stock Appreciation Right.

(c)         Methods of Exercise. In accordance with the rules and procedures established by the Committee for this purpose, and subject to the provisions of the applicable Award Document and all applicable laws, the Committee shall determine the permissible methods of exercise for a Stock Appreciation Right.

(d)         Stock Appreciation Rights in Tandem with Options. A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as the Option or subsequent thereto.  If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of Shares as covered by the Option (or such lesser number of Shares as the Committee may determine) and shall be exercisable only at the same time or times and to the extent the related Option shall be exercisable, and shall have the same term as the related Option.  The grant price of a Stock Appreciation Right granted in tandem with an Option shall equal the per Share exercise price of the Option to which it relates.  Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be cancelled automatically to the extent of the number of Shares covered by such exercise.  Conversely, if the related Option is exercised as to some or all of the Shares covered by the tandem grant, the tandem Stock Appreciation Right shall be cancelled automatically to the extent of the number of Shares covered by the Option exercise.

10.          Performance Stock and Performance Units

(a)         Performance Stock. The Committee may grant Performance Stock to Eligible Individuals.  An Award of Performance Stock shall consist of a Target Number of Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

(b)         Performance Units. The Committee may grant Performance Units to Eligible Individuals.  A Performance Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Number of Shares or cash based upon the achievement of Performance Targets over the applicable Performance Period.  Performance Units shall be settled through the delivery of Shares or cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the underlying Shares as of the last day of the applicable Performance Period.

11.         Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.  Other Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination thereof.  Notwithstanding the foregoing, where the value of an Other Award is based on a spread value, the grant or exercise price will not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of the grant.

12.         Certain Restrictions

(a)          Transfers. No Award shall be transferable other than by last will and testament, by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to terms and conditions as it shall specify, permit the transfer of an Award for no consideration (i) to a Participant's family member, (ii) to one or more trusts established in whole or in part for the benefit of one or more of such family members, (iii) to one or more entities which are beneficially owned in whole or in part by one or more such family members or (iv) to any other individual or entity permitted under law and the rules of Nasdaq or any other exchange that lists the Shares (collectively, “Permitted Transferees”).  Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)         Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom the Award has been transferred in accordance with Section 12(a) above.  The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

13.           Recapitalization or Reorganization

(a)         Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted under the Plan shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights under the Shares or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)         Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5 of the Plan, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value or other similar corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.  In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants.  Such adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final.  Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.  Notwithstanding the forgoing, the Committee shall not be required to make any adjustments that would cause an Award to fail to satisfy the conditions of an applicable exemption from the requirements of Section 409A of the Code or otherwise violate the applicable requirements thereof.

14.          Term of the Plan

Unless earlier terminated pursuant to Section 16 of the Plan, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding.  No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

15.          Effective Date

The Plan shall become effective on the Effective Date; provided, however, that if the Plan is not approved by the stockholders upon submission to them for approval, the Plan shall be void ab initio.

16.          Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) shall be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of Nasdaq and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder of the Award.  Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, or take into account changes in, interpretations of or guidance promulgated under, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), (c) to take into account significant acquisitions or dispositions of assets or other property by the Company or (d) to ensure that an Award is not subject to interest and penalties under Section 409A of the Code.

17.          Miscellaneous

(a)         Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements.  In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the Participant or to repurchase Shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time.  The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan.

(b)         No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the Plan.  Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate the employment of the Eligible Individual at any time.  No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time.  Neither the Plan nor any Award constitutes a contractual entitlement to any bonus payment in general irrespective of whether Awards or bonus payments were made in previous years.  Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c)         Securities Law Restrictions. An Award may not be exercised or settled and no Shares may be issued in connection with an Award unless the issuance of the Shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable laws, rules and regulations, including all foreign securities laws.  The Committee may require each Eligible Individual purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof.  All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)         Section 162(m) of the Code. The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code shall not be required.  In addition, if any provision of this Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect.

(e)         Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant.  The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(f)          Satisfaction of Obligations. Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(g)         No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not it would have an adverse effect on any Awards made under the Plan.  No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any corporate action.

(h)         Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.  The Committee may, but is not obligated to, authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to Awards hereunder.

(i)          Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate the conflict or inconsistency.

(j)          Successors and Assigns. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor or assign to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(k)         Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

(l)          Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(m)        Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(n)         Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(o)         Section 409A of the Code. Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(p)         Governing Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Florida (other than its conflict of law rules).

B/E AEROSPACE

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by the Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 25, 2012.

Vote by Internet

- Go to **www.investorvote.com/BEAV**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees.

1. Election of Two Class III Directors:

	For	Withhold		For	Withhold
01 - Richard G. Hamermesh	☐	☐	02 - Amin J. Khoury	☐	☐

B Vote on Proposals

	For	Against	Abstain
The Board of Directors unanimously recommends a vote FOR Proposal 2. 2. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐
The Board of Directors unanimously recommends a vote FOR Proposal 3. 3. Proposal to amend the Certificate of Incorporation to change the Company name to "B/E Aerospace, Inc."	☐	☐	☐
The Board of Directors unanimously recommends a vote FOR Proposal 4. 4. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐
The Board of Directors unanimously recommends a vote FOR Proposal 5. 5. Proposal to amend the BE Aerospace, Inc. 2005 Long-Term Incentive Plan.	☐	☐	☐

To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BE Aerospace, Inc.

ANNUAL MEETING
JULY 25, 2012

The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on July 25, 2012 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, (4) FOR Proposal 4, (5) FOR Proposal 5, and (6) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 25, 2012. The Company's 2012 Proxy Statement and the Company's Annual Report for 2011 are available at: http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy.

CONTINUED AND TO BE VOTED ON REVERSE SIDE

D Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.